Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

PNK (PA), LLC

A Pennsylvania Limited Liability Company

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THEY ARE QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE INTERESTS REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH HEREIN.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

PNK (PA), LLC

A PENNSYLVANIA LIMITED LIABILITY COMPANY

This Amended and Restated Limited Liability Company Operating Agreement of PNK (PA), LLC, a Pennsylvania limited liability company (the “Company”), is made and entered into effective as of the Effective Date (as hereinafter defined) by and between Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”), as a Member, and Robert L. Johnson, an individual (“RLJ”), as a Member, with reference to the recitals set forth below:

RECITALS

A. On December 23, 2005, Pinnacle caused a Certificate of Organization of the Company to be filed with the Pennsylvania Department of State;

B. Effective as of December 23, 2005, Pinnacle was admitted as the sole member of the Company and adopted a Limited Liability Company Operating Agreement of the Company (as amended or restated prior to the Agreement Effective Date (as hereinafter defined), the “Original Operating Agreement”);

C. The Company is currently engaged in a competitive process pursuant to which it seeks to be selected as one of a limited number of parties (the “Designated Licensees”) that are expected to be selected by or shortly after December 31, 2006 to be issued a license to conduct a gaming business located in or around Philadelphia County, Pennsylvania;

D. If the Company is selected as one of the Designated Licensees, the Company intends to carry out the acquisition, development, construction, improvement, financing, management, and operation of a commercial real estate project, and all rights and licenses necessary or attendant thereto, for the operation of a mixed-use gaming casino and entertainment complex to be situated on or about approximately 33 acres located in what is currently known as the “Fish Town” area within Philadelphia County, Pennsylvania (including application for, and exploitation of, a license to operate a gaming facility obtained from all appropriate regulatory agencies) (the “Project”);

E. In connection with the foregoing, Pinnacle has made certain contributions to the capital of the Company prior to the Agreement Signature Date (as hereinafter defined), expects to make additional contributions to the capital of the Company prior to the Agreement Effective Date, and desires to make additional capital contributions to the extent provided for herein;

F. In connection with the foregoing, RLJ desires to be admitted as a member of the Company as of the Agreement Effective Date and to make capital contributions to the extent provided for herein; and

G. Pinnacle and RLJ desire to adopt and approve, effective as of the Agreement Effective Date, this Amended and Restated Limited Liability Company Operating Agreement as the operating agreement of the Company (amending, restating, and superseding the Original Operating Agreement) to establish their rights and responsibilities and to govern their relationships with respect to the Company.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS

1.1 Formation of the Company. The Members hereby ratify the filing of that certain certificate of organization (as amended, the “Certificate”) filed with the Department of State of the Commonwealth of Pennsylvania on December 23, 2005, for the purpose of forming the Company as a limited liability company under the Pennsylvania Limited Liability Company Law of 1994, 15 Pa. C.S. §8901, et seq. (as amended, the “Act”). The Members also hereby ratify the filing of any amendment or restatement of such certificate of organization filed prior to the Agreement Effective Date. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

1.2 Name of the Company. The name of the Company shall be “PNK (PA), LLC.” The business and affairs of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board deems appropriate or advisable.

1.3 Purpose. The purpose of the Company is: to acquire, develop, construct, improve, finance, manage, operate, sell, exchange, or otherwise dispose of commercial real estate, and all rights and licenses necessary or attendant thereto, for the operation of a mixed-use gaming casino and entertainment complex to be situated on or about approximately 33 acres located in what is currently known as the “Fish Town” area within Philadelphia County, Pennsylvania; to apply for, acquire, invest in and obtain a license to operate a gaming facility from all appropriate regulatory agencies; to invest in other entities which acquire, develop, improve, finance, manage, operate, sell, exchange or otherwise dispose of commercial real estate; to engage in any other lawful business activities that relate to the acquisition, development, construction, improvement, finance, management, operation, sale, exchange or disposition of real estate or interests in real estate; and in furtherance of those purposes the Company may engage in any lawful business activities, and may do all things as the Board from time to time may deem necessary or advisable in connection therewith or as otherwise contemplated by this Agreement.

1.4 Fictitious Business Name. The Board is directed and authorized to cause to be executed, filed, and published with the proper authorities in each jurisdiction in which the Company conducts business such certificates or documents as required by the fictitious business statement acts or similar statutes in effect in each jurisdiction.

1.5 Other Acts/Filings. The Members shall from time to time execute or cause to be executed all such certificates and other documents and do or cause to be done all such filings, recordings, publishings, and other acts as the Board may deem reasonably necessary or appropriate to comply with the requirements of law for the formation and operation of the Company in all jurisdictions in which the Company desires to conduct business.

1.6 Principal Place of Business and Office of the Company. The principal place of business of the Company shall be located at such place or places as the Board may from time to time designate. The Company may also maintain such other offices as the Board from time to time deems advisable.

1.7 Registered Office, Registered Agent. The registered office of the Company required by the Act to be maintained in the Commonwealth of Pennsylvania shall be 17 North Second Street, Harrisburg, Pennsylvania 17101, or such other office as the Board may designate from time to time in the manner provided by the Act. The registered agent of the Company in the Commonwealth of Pennsylvania shall be the Company itself or such other Person as the Board may designate from time to time in the manner provided by the Act.

1.8 Term.

(a) The Company shall have perpetual existence.

(b) Notwithstanding the provisions of Section 1.8(a), above, the Company shall dissolve and its affairs shall be wound up in accordance with the Act upon the first to occur of the following events:

(i) The affirmative vote of Members whose Participating Percentages, in the aggregate, equal or exceed seventy-five percent (75%); or

(ii) The date the Company may be otherwise dissolved by operation of law or judicial decree.

1.9 No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture and no Member be a partner or joint venturer of any other Member, for any purposes other than applicable tax laws (as provided in Section 7.8(a)), and this Agreement shall not be construed to suggest otherwise.

1.10 Conditions Precedent to Effectiveness of Agreement. The effectiveness of the provisions of this Agreement, other than this Section 1.10, is subject to the satisfaction, or waiver by each of Pinnacle and RLJ, of each of the following conditions: (i) RLJ shall have been approved by applicable Gaming Authorities to own an interest in the Company; and (ii) such approval shall not have been subject to any terms or conditions that would impose additional significant licensing fees. Prior to the effectiveness of the other provisions of this Agreement: (A) to the extent reasonably applicable, the provisions of Article XII are hereby incorporated in and made a part of this Section 1.10; and (B) upon request of RLJ, Pinnacle shall from time to time make reasonably available to RLJ information as to the amount of cash (including cash disbursed by Pinnacle on behalf of the Company) that has been expended to fund, through a recent practicable date, all of the costs and expenses associated with the Project.

1.11 RLJ Ownership Structure. The Members acknowledge that it is RLJ’s intention to arrange, within a reasonably short period following the Agreement Effective Date, for a number of high-profile individuals to indirectly own limited minority interests in the Company and to do so by Transferring his Units to an entity that he would Control, and in which he would own more than fifty percent (50%) of both the capital interest and profits interest, and to cause such entity to issue such interests. If, in connection with the process by which the Company is seeking to be selected as one of the Designated Licensees, either Member determines that the foregoing manner of effectuating RLJ’s intent would cause additional licensing fees or additional significant regulatory costs or delays, the Members agree to cooperate and negotiate in good faith to construct an alternative means of effectuating business results that, to the maximum extent practicable, are consistent with such intent.

ARTICLE II

DEFINITIONS

When used in this Agreement, unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below (all capitalized terms used in this Agreement that are not defined in this Article II shall have the meanings set forth elsewhere in this Agreement):

“Accepting Members” shall have the meaning set forth in Section 8.2(a).

“Act” shall have the meaning set forth in Section 1.1.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5);

(b) Credit to such Capital Account the amount of the deductions and losses referable to any outstanding recourse liabilities of the Company owed to or guaranteed by such Member (or a related person within the meaning of Regulations Section 1.752-4(b)) to the extent that no other Member bears any economic risk of loss and the amount of the deductions and losses referable to such Member’s share (determined in accordance with the percentage of Units then held by such Member) of outstanding recourse liabilities owed by the Company to non-Members to the extent that no Member bears any economic risk of loss; and

(c) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean, when used with reference to a specific Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such specific Person.

“Agreement” shall mean this Amended and Restated Limited Liability Company Operating Agreement, as amended, modified, supplemented, and/or restated from time to time in accordance with the terms hereof.

“Agreement Effective Date” shall mean the earliest date as of which each condition described in Section 1.10 has been either satisfied or, if not satisfied, waived by each of Pinnacle and RLJ.

“Agreement Signature Date” shall mean November 13, 2006.

“Allocation Period” shall mean the Company’s fiscal year, which shall be the calendar year, or any portion of such period for which the Company is required to allocate Net Profits, Net Losses, or other items of Company income, gain, loss, or deduction pursuant hereto.

“Annual Operating Plan” shall mean the annual operating plan of the Company, including an annual budget for operations, maintenance, capital expenditures, or other items.

“Applicable Percentage” shall have the meaning set forth in Section 8.2(a).

“Arbitration Notice” shall have the meaning set forth in Section 12.13(a).

“Available Cash” shall mean all cash and cash equivalents of the Company on hand from time to time (including without limitation bank and deposit accounts and short-term cash investments), excluding any portion thereof, as reasonably determined by the Board in accordance with this Agreement, necessary to pay expenses or liabilities or establish reserves for purposes of operating, developing, or maintaining the Company and its business. To the extent such purposes are addressed in the Company’s Project Development Plan or Annual Operating Plan, such determination of the Board shall be made in a manner consistent therewith.

“Bankruptcy” shall mean, with respect to any Person, if such Person:

(i) Makes an assignment for the benefit of creditors;

(ii) Files a voluntary petition in bankruptcy;

(iii) Is adjudged a bankrupt or insolvent, or has entered against such Person an order for relief, in any bankruptcy or insolvency proceeding;

(iv) Files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, regulation, or other law;

(v) Files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of this nature;

(vi) Seeks, consents to, or acquiesces in appointment of a trustee, receiver, or liquidator of the such Person or of all or any substantial part of such Person’s properties; or

(vii) Has filed against such Person an involuntary petition in bankruptcy which petition is not dismissed within a period of 180 days.

“Bankruptcy Option” shall have the meaning set forth in Section 8.3(a).

“Bankrupt Member” shall have the meaning set forth in Section 8.3(a).

“Board” shall have the meaning set forth in Section 5.1(a).

“Capital Account” shall mean with respect to any Member the capital account that the Company establishes and maintains for such Member pursuant to Section 3.6.

“Capital Contribution” shall mean a contribution in cash or property to the capital of the Company (and if required by the context of this Agreement, “Capital Contribution” shall also refer to the total amount of cash and the fair market value of property so contributed).

“Capital Need” shall mean, as of any date, the amount of cash that the Company needs to fund any purchase or other expenditure to be made by the Company.

“Catch-Up Default” shall have the meaning set forth in Section 3.3(b).

“Certificate” shall have the meaning set forth in Section 1.1.

“Change of Control” shall mean, with respect to any Member that is an entity, that such Member has ceased to be Controlled, directly or indirectly, by the Person or Persons who Controlled it when it became a Member; provided, however, that changes in ownership or Control of stock or securities issued by Pinnacle (or issued by any publicly traded entity that Controls Units, or Controls a transferee of Units, formerly held by Pinnacle), or a merger, consolidation, or dissolution of Pinnacle (or of any publicly traded entity that Controls Units, or Controls a transferee of Units, formerly held by Pinnacle) with or into another Person or the sale of substantially all of the assets of Pinnacle (or of any publicly traded entity that Controls Units, or Controls a transferee of Units, formerly held by Pinnacle), shall not be considered as causing a Change of Control of Pinnacle (or of such publicly traded entity) or of any transferee of Units formerly held by Pinnacle.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Company Minimum Gain” has the meaning ascribed to the term “Partnership Minimum Gain” in Regulations Section 1.704-2(d).

“Company Property” shall refer to real or personal property, or any interest therein, acquired directly or indirectly by the Company or produced by or inuring to the Company (e.g., intangible property), whether owned, leased, or licensed.

“Control” shall mean, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The terms “Controlling”, “Controlled by”, “under common Control with” and the like shall have meanings correlative to the foregoing. As used with respect to any interest in an entity, “Control” (and like terms) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of any voting or other management rights associated with such interest, whether through the ownership of such interest or by contract or otherwise.

“Deemed Equity Value” shall mean, with respect to any Required Amount, the sum of (i) the Initial Net Value and (ii) the aggregate amount of cash contributed pursuant to Sections 3.2(a), 3.3, and 3.4.

“Deemed Required Amount” shall have the meaning set forth in Section 3.4(b)(iv).

“Defaulting Partner” shall have the meaning set forth in Section 3.4(b).

“Designated Licensees” shall have the meaning set forth in the recitals of this Agreement.

“Effective Date” shall mean: (i) with respect to Section 1.10, the Agreement Signature Date; and (ii) with respect to all of the other provisions of this Agreement, the Agreement Effective Date.

“Financing Amount” shall mean an amount equal to the aggregate amount, not to exceed fifty-five million dollars ($55,000,000.00), that in the reasonable discretion of Pinnacle is required to obtain the Project Financing on cost-effective terms.

“Gaming Authority” shall mean those federal, state and local governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction.

“Gaming Laws” shall mean those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction.

“Gaming Licenses” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Gaming Authority necessary for or relating to the conduct of activities under the Gaming Laws.

“Gaming Problem” shall mean any circumstances that cause any member, manager, director, officer, or employee of the Company or any Member, or any Affiliate of any such Person, to be deemed likely, in the reasonable discretion of the Board, based on verifiable information or information received from any Gaming Authority or otherwise, to preclude or materially delay, impede or impair the ability of the Company, any subsidiary of the Company, Pinnacle, or any Affiliate of Pinnacle to obtain or retain any Gaming Licenses, or that may result in the imposition of materially burdensome terms and conditions on any such Gaming License.

“Independent Qualified Appraiser” shall mean an independent outside qualified appraiser appointed by the Board to determine the fair market value of certain Units or an interest in the Company, or the Company itself, in all cases considering the Company as a going concern, without regard to any discount for lack of control or lack of marketability. Any determination by an Independent Qualified Appraiser regarding the fair market value of the Company or an interest shall be binding upon all parties.

“Indirect Transfer Interest” shall have the meaning set forth in Section 8.6(b).

“Initial Net Value” shall have the meaning set forth in Section 3.1.

“Member” shall mean each Person identified in the introductory paragraph of this Agreement as well as any Person who may hereafter be admitted as a Member as provided in accordance with this Agreement (so long as such Person holds a membership interest in the Company).

“Member Nonrecourse Debt” has the meaning ascribed to the term “Partner Nonrecourse Debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” shall mean items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures that are attributable to Member Nonrecourse Debt or to other liabilities of the Company owed to or guaranteed by a Member (or a related person within the meaning of Regulations Section 1.752-4(b)) to the extent that no other Member bears the economic risk of loss.

“Net Profits” and “Net Losses” shall mean, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) In the event the book value of any Company asset is adjusted as a result of the application of Regulations Section 1.704-1(b)(2)(iv)(e) or Regulations Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(d) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of the property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its book value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account book depreciation, amortization and other cost recovery deductions for such Allocation Period, computed in accordance with Regulations Section 1.704-1(b)(2)(iv)(g); and

(g) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.3 or 6.4 hereof shall not be taken into account in computing Net Profits or Net Losses (the amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to any provision of this Agreement shall be determined by applying rules analogous to those set forth in the preceding subsections of this definition).

The foregoing definition of Net Profits and Net Losses is intended to comply with the provisions of Regulations Section 1.704-1(b) and shall be interpreted consistently therewith. In the event the Board determines that it is prudent to modify the manner in which Net Profits and Net Losses are computed in order to comply with such Regulations, the Board may make such modification.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“Non-Exercise Notice” shall have the meaning set forth in Section 8.3(a).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Notice of Offer” shall have the meaning set forth in Section 8.2(a).

“Offered Units” shall have the meaning set forth in Section 8.2(a).

“Offeror” shall have the meaning set forth in Section 8.2(a).

“Original Operating Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Participating Percentage” shall mean, with respect to any Member, a percentage (as may change from time to time) determined by dividing the number of Units held by any such Member by the aggregate number of Units held by all Members. Participating Percentages shall be amended from time to time to reflect changes in the number of issued and outstanding Units.

“Permitted Transferee” shall mean:

(a) With respect to any Member proposing to Transfer any Units: (i) any other Member; (ii) any other Person directly or indirectly Controlling, Controlled by, or under common Control with the Member proposing to Transfer Units; (iii) if the Member proposing to Transfer Units is Pinnacle (or is any publicly traded entity proposing to Transfer Units formerly held by Pinnacle), then any other Person to which Pinnacle (or such publicly traded entity) proposes to Transfer Units in connection with a merger, consolidation, or dissolution of Pinnacle (or of such publicly traded entity) with or into such other Person or a sale of substantially all of the assets of Pinnacle (or of such publicly traded entity) to such other Person; or (iv) if the Member proposing to Transfer Units is Pinnacle, then any other Person to which Pinnacle proposes to Transfer no more than fifty percent (50%) of its Units at any time within eighteen (18) months after the Agreement Effective Date. With respect to any proposed Transfer, if more than one of the foregoing clauses (i), (ii), (iii), or (iv) could apply, then the Permitted Transferees shall include all of the Persons described in all such clauses.

(b) With respect to any Upstream Transferor proposing to Transfer or issue any Upstream Ownership Interest: (i) if such Upstream Ownership Interest is with respect to Pinnacle (or with respect to any publicly traded entity that Controls Units formerly held by Pinnacle) as a Member, then any Person; (ii) if such Upstream Ownership Interest is with respect to a transferee of Units formerly held by Pinnacle, then any Person so long as such Transfer or issuance does not cause a Change of Control of such transferee; and (iii) if such Upstream Ownership Interest is with respect to a transferee of Units formerly held by RLJ, then any Person so long as, after such Transfer or issuance, RLJ continues to Control such transferee and to own more than fifty percent (50%) of both the capital interest and profits interest in such transferee. With respect to any proposed Transfer or issuance, if more than one of the foregoing clauses (i), (ii), or (iii) could apply, then the Permitted Transferees shall include all of the Persons described in all such clauses.

“Person” shall mean a natural person, corporation, partnership, joint venture, trust, estate, unincorporated association, limited liability company, limited liability partnership (registered or otherwise), or any other juridical entity.

“Pinnacle” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Pinnacle Compliance Program” shall mean the compliance program that Pinnacle maintains for purposes of complying with gaming and related regulatory matters. Under the Pinnacle Compliance Program, each current or prospective Member and its current or prospective Affiliates, owners, directors, managers, officers, employees, and agents shall be required to timely provide Pinnacle with all information reasonably requested by Pinnacle, including information with respect to any such Person’s financial condition, litigation, or criminal proceedings in which they are or may be involved, if any, and shall provide such consents and waivers as are reasonably required to permit an investigation of such Person (in each case as reasonably required by Pinnacle in order for Pinnacle to determine that such requested information does not disclose any fact which might adversely affect, in any manner, any Gaming License held by, or pending gaming applications filed by, Pinnacle or any of its Affiliates, or the current stature of Pinnacle, or its Affiliates with any Gaming Authority). In the event that any such Person refuses to cooperate in complying with the investigation contemplated by the Pinnacle Compliance Program, such refusal shall be treated as a Gaming Problem.

“Prime Rate” shall mean the per annum rate of interest announced by Bank of America as its prime commercial lending rate, or if it no longer announces such a rate, then the average such rate in effect for major banks as published in the Wall Street Journal.

“Project” shall have the meaning set forth in the recitals of this Agreement.

“Project Development Plan” shall mean the budget and timeline for construction and commencement of operations of the minimum facility described on Schedule 2-1 attached hereto, a pre-opening plan and budget for the Project, and contingencies for cost overruns and additional expenditures of the Project.

“Project Financing” shall mean the construction financing and the permanent financing for the Project.

“Project Management Agreement” shall have the meaning set forth in Section 5.8(a).

“Consulting Agreement” shall have the meaning set forth in Section 5.8(b).

“Proposed Transferor” shall have the meaning set forth in Section 8.2(a).

“Purchasing Members” shall have the meaning set forth in Section 8.3(b).

“Refusal Period” shall have the meaning set forth in Section 8.2(a).

“Regulations” shall mean the temporary and final regulations promulgated under the Code in effect as of the Agreement Effective Date and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Regulatory Allocations” shall have the meaning set forth in Section 6.4.

“Related Parties” shall have the meaning set forth in Section 9.1.

“Representatives” shall mean, with respect to any Person, the officers, directors, agents, shareholders, members, managers, partners, and Affiliates of such Person, and the officers, directors, agents, shareholders, members, managers, and partners of such Person’s Affiliates.

“Required Amount” shall have the meaning set forth in Section 3.4(b).

“RLJ” shall have the meaning set forth in the introductory paragraph of this Agreement.

“RLJ Entity” shall have the meaning set forth in Section 12.14(d)(ii).

“Transfer” shall mean any disposition, whether voluntary or involuntary, and whether or not for value, and includes sales, exchanges (including exchanges pursuant to a plan of merger or consolidation, regardless of whether new certificates of membership interest are issued), gifts, pledges, and hypothecations, passage by intestate succession or bequest, vesting of title in a trustee, receiver, conservator, or otherwise in connection with any insolvency, guardianship, or conservatorship proceeding, subjection to judgment lien, and dispositions pursuant to any separation agreement, judicial decree, or judgment entered in connection with any domestic relations proceeding; provided, however, that: (A) a pledge, hypothecation, or other encumbrance by Pinnacle of any or all of its Units or membership interest in the Company, or by any Upstream Transferor of any or all of an Upstream Ownership Interest with respect to a transferee of Units formerly held by Pinnacle, (i) shall not be considered a Transfer at the time of the encumbrance, if such encumbrance occurs under a credit arrangement pursuant to which Pinnacle, or such Upstream Transferor, also encumbers substantial other assets, and (ii) in the event of such an encumbrance, shall not be considered a Transfer until such time as any pledgee or lien holder enforces its rights against such Units or membership interest, or such Upstream Ownership Interest, by sale thereof; and (B) a pledge, hypothecation, or other encumbrance by RLJ of any or all of his Units or membership interest in the Company, or by RLJ of any or all of an Upstream Ownership Interest with respect to a transferee of Units formerly held by RLJ, (i) shall not be considered a Transfer at the time of the encumbrance, if such encumbrance is recourse to RLJ (or to an entity which RLJ Controls, in which he owns more than fifty percent (50%) of both the capital interest and profits interest, and which has substantial other assets in addition to such Units, membership interest, or Upstream Ownership Interest), and (ii) in the event of such an encumbrance, shall not be considered a Transfer until such time as any pledgee or lien holder enforces its rights against such Units or membership interest, or such Upstream Ownership Interest, by sale thereof. Without limiting the generality of the foregoing, the Members specifically acknowledge that all of Pinnacle’s Units or membership interest in the Company were so pledged, hypothecated, or otherwise encumbered as of the Agreement Signature Date (and are expected to continue to be so pledged, hypothecated, or otherwise encumbered as of the Agreement Effective Date) and that any additional Units or membership interest that Pinnacle receives in the Company may also be so pledged, hypothecated, or otherwise encumbered, and the Members specifically consent to, approve, and otherwise authorize such encumbrances, subject only to Section 8.4(a), and shall cause the Company to take any or all actions that may be required from time to time in connection therewith. For purposes of this Agreement, “Transfer” may also be used as a verb, in any tense, with meanings correlative to the foregoing.

“Units” shall mean the units into which each Member’s membership interest in the Company is divided and which entitle such Member to certain rights (which may be different from the rights of any other Member) as set forth in this Agreement. The total number of Units held by each Member from time to time is set forth on Schedule A attached hereto.

“Unsuitable Person” shall mean any Person (i) who is denied a Gaming License by any Gaming Authority, (ii) who is disqualified from eligibility for a Gaming License, (iii) who is determined by a Gaming Authority to be unsuitable (A) to own or control a membership interest in the Company or (B) to be connected or affiliated with a Person engaged in gaming activities in any jurisdiction, or (iv) whose continued involvement in the business of the Company as a direct or indirect member, manager, officer, employee or otherwise has caused or may cause a Gaming Problem.

“Upstream Ownership Interest” shall have the meaning set forth in Section 8.6(a).

“Upstream Transferor” shall have the meaning set forth in Section 8.6(b).

ARTICLE III

CAPITAL CONTRIBUTIONS, LOANS, AND UNITS

3.1 Initial Property. The Members agree that the aggregate net fair market value of the Company (i.e., the aggregate gross fair market value of the Company’s assets minus the aggregate amount, or absolute value, of its liabilities) immediately prior to the Agreement Effective Date was the amount set forth on Schedule 3.1 attached hereto (the “Initial Net Value”).

3.2 Certain Additional Capital Contributions or Loans from Pinnacle.

(a) If the Agreement Effective Date occurs prior to the selection of the Designated Licensees, Pinnacle shall contribute to the capital of the Company cash (including cash disbursed by Pinnacle on behalf of the Company) in an amount sufficient to fund, for the period prior to such selection, all of the costs and expenses of the Company associated with its seeking to become one of the Designated Licensees; provided, however, that each Member or prospective member shall be responsible for all of the costs and expenses (including related investigative fees and costs) associated with any application that, as part of the process by which the Designated Licensees are being selected, may be required to be submitted by it in its capacity as a Member or prospective member.

(b) If the Company is selected as one of the Designated Licensees prior to the Agreement Effective Date, Pinnacle shall contribute to the capital of the Company cash (including cash disbursed by Pinnacle on behalf of the Company) in an amount sufficient to fund, if necessary, sixty-six and two-thirds percent (66-2/3%) of the payment of the initial licensing fee and the cost of acquiring certain real property for the Project. In that event Pinnacle shall also loan to the Company, an amount sufficient to fund, if necessary, thirty-three and one-third percent (33-1/3%) of the payment of the initial licensing fee and the cost of acquiring certain real property for the Project, which loan shall be repaid to Pinnacle from the cash contributed pursuant to Section 3.3 with interest, compounded annually, at a rate per annum equal to the effective rate of interest charged Pinnacle, for the period any such loan advance is outstanding, under that certain Second Amended and Restated Credit Agreement, dated as of December 14, 2005, among Pinnacle, as borrower, certain lenders parties thereto, certain subsidiaries of Pinnacle, as guarantors, and Lehman Commercial Paper Inc., as administrative agent (such interest shall accrue from the first date as of which any such loan advance is outstanding and shall accrue on the amount of such loan advance from time to time) (the agreement to pay interest hereunder on any loan advance is expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Pinnacle exceed the highest lawful rate under applicable usury laws).

3.3 Catch-Up Capital Contributions.

(a) No later than three (3) business days following the later of the Agreement Effective Date or the selection of the Company as one of the Designated Licensees, RLJ shall contribute to the capital of the Company cash in an amount equal to fifty percent (50%) of the sum of (i) the Initial Net Value, plus (ii) the aggregate amount of cash contributed by Pinnacle pursuant to Section 3.2(a).

(b) If there is a failure by RLJ to timely contribute the amount required by Section 3.3(a) (a “Catch-Up Default”), then notwithstanding anything to the contrary expressed or implied in this Agreement, at Pinnacle’s election, all of the following shall automatically occur (unless RLJ has made the required contribution and otherwise cured any other default no later than three (3) days after the date Pinnacle furnishes notice to RLJ of Pinnacle’s intention to elect that all of the following occur): (i) RLJ shall cease to be a Member; (ii) RLJ’s Units shall be cancelled; (iii) the directors appointed by RLJ shall cease to be directors; (iv) RLJ shall cease to be a party to this Agreement; (v) the Consulting Agreement shall terminate; and (vi) neither RLJ nor any of his Affiliates shall have any further right or interest in, against or with respect to the Company under the Certificate, this Agreement, or otherwise. The provisions of this Section 3.3(b) governing the termination of rights and interests of RLJ and his Affiliates against or with respect to the Company constitute an agreement by the Members to readjust their respective rights under this Agreement and otherwise with respect to the Company, including as to membership and management, in light of the likelihood that the Company could have difficulty in raising outside funds at a time when such funds may be required and in light of the impossibility of ascertaining the actual cost, damage, and inconvenience sustained by Pinnacle or other Members from having to find alternative financing for RLJ’s share of a contribution hereunder. It is the Members’ intention that the provisions of this Section 3.3(b) constitute merely a readjustment of their respective rights under this Agreement and a reallocation of membership and management rights among the Members following a capital call and not a penalty, a forfeiture, or a provision regarding liquidated damages for a Catch-Up Default.

3.4 Additional Capital Contributions.

(a) In addition to the Capital Contributions required under Sections 3.2 and 3.3, the Members agree to make Capital Contributions, at the times and in the manner provided for in this Section 3.4, in cash in an aggregate amount (i.e., in the aggregate for all Members) not to exceed:

(i) eighty million dollars ($80,000,000.00) plus the Financing Amount; minus

(ii) the sum of (x) the Initial Net Value, and (y) the aggregate amount of cash contributed pursuant to Sections 3.2(a) and 3.3.

(b) Subject to the limitations set forth in Section 3.4(a), to the extent consistent with the Project Development Plan, the Board shall, from time to time, have the Company satisfy a Capital Need pursuant to this Section 3.4(b). To do so, the Board shall, upon the terms and subject to the conditions below, require each Member to make a Capital Contribution to the Company on a pro rata basis (in accordance with the respective number of Units then held by such Member) sufficient to satisfy such Capital Need (the aggregate Capital Contributions required to satisfy such a Capital Need are hereinafter referred to as the “Required Amount”). Upon the Board’s determination of such a Capital Need, the Board shall give notice to each Member stating (i) that the Board has determined that Capital Contributions equal to the Required Amount are needed by the Company, (ii) that the Board has confirmed that Pinnacle has funds available to contribute its pro rata share of the Required Amount (determined in accordance with the respective number of Units then held by Pinnacle), (iii) the date (no sooner than seven (7) days after the date such notice is furnished) by which each of the Members is required to contribute to the Company its pro rata share of the Required Amount (determined in accordance with the respective number of Units then held by such Member), and (iv) the Deemed Equity Value. If Pinnacle has, but the other Member (the “Defaulting Member”) has not, timely contributed its pro rata share of the Required Amount (determined in accordance with the respective number of Units then held by it), then Pinnacle shall have the right (unless the Defaulting Member has made the required contribution and otherwise cured any other default no later than seven (7) days after the date Pinnacle furnishes notice to the Defaulting Member of Pinnacle’s intention to exercise such right) to require the Board:

(i) to return the amount of Pinnacle’s contribution (in which case such contribution shall be treated for purposes of this Agreement as if it had never been made); or

(ii) to permit Pinnacle to withdraw the amount of Pinnacle’s contribution (in which case such contribution shall be treated for purposes of this Agreement as if it had never been made) and to permit Pinnacle to advance part or all of the Required Amount to the Company as a loan advance, which (A) shall be secured by all then-existing and after acquired Company Property (the Board is hereby authorized to cause to be executed, in the name of and on behalf of the Company, appropriate documents providing for and perfecting such security interests), (B) shall be repaid from the first amounts available for distribution by the Company with interest, compounded annually, at a rate per annum equal to the Prime Rate (as of the time the loan advance is made) plus 400 basis points (the agreement to pay interest hereunder on any loan advance is expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Pinnacle exceed the highest lawful rate under applicable usury laws), and (C) shall be convertible, in whole or in part, at any time or from time to time, into an additional membership interest in the Company at the election of Pinnacle, in which event the Company shall either issue an additional number of Units to Pinnacle, cancel a number of Units previously issued to the Defaulting Member, or use any combination of issuance and cancellation as determined by the Board, so that immediately following such adjustments the percentage of Units held by the Defaulting Member is decreased, and the percentage of Units held by Pinnacle is increased, on the same terms as would have applied had Pinnacle, instead of exercising its right under this Section 3.4(b)(ii), exercised its right under Section 3.4(b)(iii) (except that for purposes of applying such terms, the Required Amount shall be deemed to be equal to the aggregate amount of principal and interest being converted); or

(iii) not to return the amount of Pinnacle’s contribution, and to permit Pinnacle to contribute, in addition, an amount equal to the Defaulting Member’s pro rata share of the Required Amount, in which event the Company shall either issue an additional number of Units to Pinnacle, cancel a number of Units previously issued to the Defaulting Member, or use any combination of issuance and cancellation as determined by the Board, so that immediately following such adjustments the percentage of Units held by the Defaulting Member is decreased, and the percentage of Units held by Pinnacle is increased, by a number of percentage points equal to one hundred twenty (120) multiplied by a fraction, the numerator of which is the Defaulting Member’s pro rata share of the Required Amount and the denominator of which is the sum of the Deemed Equity Value and the Required Amount (for an example of the application of the foregoing formula, see Section 3.4(c)(i)); or

(iv) not to return the amount of Pinnacle’s contribution, and to permit Pinnacle not to contribute any additional amount, in which event (i) the Required Amount shall be deemed to have been reduced to the aggregate amount contributed by Pinnacle (the “Deemed Required Amount”), (ii) Pinnacle shall be treated as having contributed not only its pro rata share of the Deemed Required Amount but also an additional amount equal to the Defaulting Member’s pro rata share of the Deemed Required Amount, and (iii) the Company shall either issue an additional number of Units to Pinnacle, cancel a number of Units previously issued to the Defaulting Member, or use any combination of issuance and cancellation as determined by the Board, so that immediately following such adjustments the percentage of Units held by the Defaulting Member is decreased, and the percentage of Units held by Pinnacle is increased by a number of percentage points equal to one hundred twenty (120) multiplied by a fraction, the numerator of which is the Defaulting Member’s pro rata share of the Deemed Required Amount and the denominator of which is the sum of the Deemed Equity Value and the Deemed Required Amount (for an example of the application of the foregoing formula, see Section 3.4(c)(ii)).

In addition to the effects resulting from Pinnacle’s exercise of any of the rights set forth in the foregoing (i), (ii), (iii), or (iv), and notwithstanding anything to the contrary expressed or implied in this Agreement, unless the Defaulting Member has made the required contribution and otherwise cured any other default no later than seven (7) days after the date Pinnacle furnishes notice to the Defaulting Member of Pinnacle’s intention to exercise any of the foregoing rights, the Defaulting Member shall cease to have any right to designate any member of the Board, the directors appointed by the Defaulting Member shall automatically cease to be directors, and thereafter any action or decision requiring authorization of the Board shall be taken or made upon approval of a majority of the directors appointed by Pinnacle.

(c) Following are examples (in which percentages have been rounded for ease of presentation) of the application of the formulas set forth in Sections 3.4(b)(iii) and 3.4(b)(iv). Assume that the Company has two Members – X and Y – who initially hold 667 and 333 Units, respectively. As contemplated by Section 3.4(b), the Board, after confirming that X has funds available to contribute its pro rata share, gives notice to Y that additional Capital Contributions in the Required Amount of $10 million are needed by the Company. That notice also specifies that the Deemed Equity Value is $90 million. X contributes its pro rata share of $6.67 million, but Y is a Defaulting Member.

(i) Assume that X exercises its right under Section 3.4(b)(iii) to contribute an additional $3.33 million – an amount equal to Y’s pro rata share of the Required Amount. In connection therewith, the Board causes the Company to issue Units, cancel Units, or both, such that, immediately following such adjustments, the percentage of Units held by Y is decreased to 29.3% (33.3% minus a number of percentage points equal to 120 multiplied by a fraction, the numerator of which is $3.33 million and the denominator of which is $100 million), and the percentage of Units held by X is increased to 70.7%.

(ii) Assume instead that X exercises its right under Section 3.4(b)(iv), in which event the Deemed Required Amount is $6.67 million, and X is treated as having contributed not only its pro rata share of the Deemed Required Amount but also an additional amount equal to $2.22 million – an amount equal to Y’s pro rata share of the Deemed Required Amount. In connection therewith, the Board causes the Company to issue Units, cancel Units, or both, such that, immediately following such adjustments, the percentage of Units held by Y is decreased to 30.5% (33.3% minus a number of percentage points equal to 120 multiplied by a fraction, the numerator of which is $2.22 million and the denominator of which is $96.67 million), and the percentage of Units held by X is increased to 69.5%.

(d) The provisions of Section 3.4(b) governing the redetermination of the percentage of Units held by the Members and the effect on the rights of the Defaulting Member constitute an agreement by the Members to readjust their respective rights under this Agreement, including as to allocations, distributions, and management, in light of the likelihood that the Company could have difficulty in raising outside funds at a time when they may be required and in light of the impossibility of ascertaining the actual cost, damage, and inconvenience sustained by Pinnacle or other Members from having to pay the Defaulting Member’s share of a contribution hereunder. It is the Members’ intention that the provisions of Section 3.4(b) constitute merely a readjustment of their respective rights under this Agreement and a reallocation of profits, losses, distributions, and management rights among the Members following a capital call for additional funds and not a penalty, a forfeiture, or a provision regarding liquidated damages for the Defaulting Member’s failure to contribute its share of a Required Amount. Pinnacle’s exercise of its rights under this Section 3.4 shall not preclude it from exercising any other rights or remedies available to it or the Company under this Agreement, at law, in equity, or otherwise.

3.5 Other Capital Contributions. No Member shall be required to make any additional Capital Contribution other than as provided in Sections 3.2, 3.3, and 3.4.

3.6 Capital Accounts. The Company shall establish an individual Capital Account for each Member. The Company shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv) and, in pursuance thereof, the following provisions shall apply:

(a) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s allocated share of Net Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3 or 6.4 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(b) To each Member’s Capital Account there shall be debited the amount of cash and the fair market value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocated share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3 or 6.4 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(c) In the event all or a portion of a membership interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred membership interest; and

(d) In determining the amount of any liability for purposes of Sections 3.6(a) and 3.6(b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Board may make such modification.

Each Member’s initial Capital Account balance (as of the beginning of the day on the Agreement Effective Date) is set forth on Schedule A attached hereto.

3.7 No Withdrawal. No Member shall have the right to withdraw such Member’s Capital Contributions or to demand and receive property of the Company or any distribution in return for such Member’s Capital Contributions, except as may be specifically provided in this Agreement or required by law.

3.8 No Interest. No Member shall be entitled to receive any interest on such Member’s Capital Contributions.

3.9 Units. As of the Agreement Effective Date, the number of outstanding Units held by each Member is as set forth on Schedule A attached hereto. The Company may subdivide (by any split, distribution, reclassification, recapitalization, or otherwise) or combine (by reverse split, reclassification, recapitalization, or otherwise) the outstanding Units in any manner that the Board deems appropriate or advisable, and the Board is authorized to take any action necessary, desirable, or convenient to effectuate the foregoing.

3.10 Certificates. The Board may provide that certain Units or membership interests are to be evidenced by certificates of interest executed by any directors or officers of the Company in such form, and containing such legends, as the Board may approve. If the Board determines it to be necessary or advisable, the Units or membership interests in the Company may be deemed certificated securities governed by Article 8 of the Uniform Commercial Code as in effect in Pennsylvania and in each other applicable jurisdiction in the United States of America, and any certificates issued to evidence the Units or membership interests shall bear a legend to that effect.

ARTICLE IV

MEMBERS

4.1 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that debt, obligation, or liability arises in contract, tort, or otherwise.

4.2 Admission of Members. As of the Agreement Effective Date, the Members are as set forth on Schedule A attached hereto. Except as set forth in Article VIII, no Person shall be admitted as an additional Member unless approved by the Board as provided in Section 5.2(j). No Person shall be admitted as an additional Member until such additional Member has made any required Capital Contribution and has become a party to this Agreement. The Members acknowledge that the admission of such additional Members may dilute the interests of the Members. Substitute Members may be admitted only in accordance with Article VIII. Notwithstanding anything to the contrary expressed or implied in this Agreement, no Person may be admitted as a Member other than in compliance with applicable Gaming Laws.

4.3 Meetings of Members.

(a) No annual or regular meetings of the Members as such shall be required; if convened, however, meetings of the Members may be held at such date, time, and place as the Board may fix from time to time. At any meeting of the Members, an individual appointed by the Board shall preside at the meeting and shall appoint another individual to act as secretary of the meeting. The secretary of the meeting shall prepare written minutes of the meeting, which shall be maintained in the books and records of the Company.

(b) A meeting of the Members for the purpose of addressing any matter on which the consent or approval of the Members is required or permitted under this Agreement may be called at any time by the Board.

(c) Notice of any meeting of the Members shall be sent or otherwise given by the Board to the Members in accordance with this Agreement not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date, and hour of the meeting and the general nature of the business to be transacted. Except as the Board may otherwise determine, no business other than that described in the notice may be transacted at the meeting.

(d) Attendance in person of a Member at a meeting shall constitute a waiver of notice of that meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not duly called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of Members need be specified in any written waiver of notice. The Members may participate in any meeting of the Members by means of conference telephone or similar means as long as all Members can hear one another. A Member so participating shall be deemed to be present in person at the meeting.

(e) Any action that can be taken at a meeting of the Members may be taken without a meeting and without prior notice if a consent in writing setting forth the action so taken is signed and delivered to the Company by Members representing not less than the minimum number of Units necessary under this Agreement or the Act to approve the action. All such consents shall be maintained in the books and records of the Company.

4.4 Voting by Members. A Member, acting solely in its capacity as a Member, shall have the right to vote on, consent to, or otherwise approve only those matters as to which, and to the extent that, this Agreement or the Act specifically requires such approval.

4.5 Members Are Not Agents. No Member acting solely in the capacity of a Member is an agent of the Company, nor can any Member acting solely in the capacity of a Member bind the Company or execute any instrument on behalf of the Company.

4.6 No Withdrawal. Except as provided in Articles VIII and X hereof, no Member may withdraw, retire, or resign from the Company.

ARTICLE V

MANAGEMENT OF THE COMPANY

5.1 Board of Directors.

(a) Except to the extent otherwise provided in this Agreement or required by applicable law, the powers of the Company shall at all times be exercised by or under the authority of, and the business, property, and affairs of the Company shall be managed by, or under the direction of, a board of directors (the “Board”). Each director on the Board shall be a manager within the meaning of the Act.

(b) The rights and duties of the Board may not be assigned or delegated to any other Person, except to the extent otherwise provided in this Agreement. The Board may create committees of fewer than all of the directors having such powers and performing such duties as may be assigned by the Board to assist it in the governance of areas of importance to the Company. The Board shall be authorized to elect, remove, or replace officers of the Company, who shall have such authority with respect to the management of the business and affairs of the Company as set forth herein or as otherwise specified by the Board in the resolution or resolutions pursuant to which such officers were elected.

(c) Except as otherwise required by applicable law, any director appointed by Pinnacle shall be authorized to execute or endorse any check, draft, evidence of indebtedness, instrument, obligation, note, mortgage, contract, agreement, certificate or other document on behalf of the Company. The Board may delegate the authority to execute or endorse such documents to the officers of the Company.

(d) The Board shall be composed of six (6) members, chosen as follows: (i) Pinnacle shall designate four (4) members of the Board (one of whom it shall designate as the Chairman of the Board to preside at all meetings of the directors); and (ii) so long as he holds or Controls at least twenty percent (20%) of the aggregate number of Units then held by all Members, RLJ shall designate two (2) members of the Board. The initial directors shall consist of those individuals set forth on Schedule 5.1 attached hereto. Each director shall serve in such capacity until the earlier of such director’s resignation, or removal or replacement by the Member that appointed such director; provided, however, that if any Person appointed to serve as a director is found to be an Unsuitable Person, then such Person shall thereupon automatically cease to be a director. Pinnacle’s right to appoint directors may, but shall not be required to, be assigned to the same extent, and in the same proportion, as its Units.

(e) Except to the extent provided otherwise in Section 5.2, the vote, approval, consent, ratification, or other authorization of a majority of the directors shall constitute the vote, approval, consent, ratification, or other authorization of the Board.

(f) Without limiting the generality of the foregoing, after the opening of the Project, the Board shall, as soon as practicable before the beginning of each calendar year, cause to be prepared, pursuant to the Project Management Agreement or otherwise, and submitted to the Board, for its consideration, a proposed Annual Operating Plan for such year. Until the Annual Operating Plan for such year is adopted by the Board as provided in

Section 5.2(b), the Annual Operating Plan most recently adopted by the Board, as reasonably adjusted by the Board for inflation, shall continue to govern the Company’s operations. The Board may also, from time to time, cause to be prepared and submitted to the Board, for its consideration, proposed amendments to the then applicable Annual Operating Plan.

5.2 Limitations on Authority; Supermajority Approval of Board. Neither the Board nor the officers shall (i) do any act in contravention of this Agreement, (ii) possess Company Property or assign rights in Company Property other than for Company purposes, or (iii) do any other act that the Act or this Agreement specifically requires to be approved by the Members. Unless authorized by the affirmative vote, approval, consent, or ratification of at least five (5) members of the Board, the Company shall not, and the officers shall not cause or permit the Company to:

(a) adopt or amend the Project Development Plan;

(b) adopt or amend the Annual Operating Plan;

(c) adopt or amend the Pre-Opening Budget or the Staffing Plan (as such terms are defined in the Project Management Agreement) or amend the Project Management Agreement;

(d) approve or amend the material terms of the Project Financing;

(e) make or commit to any expenditures in the construction of the Project that, individually or in the aggregate, exceed or are reasonably expected to exceed amounts set forth in the Project Development Plan by One Million Dollars ($1,000,000);

(f) make or incur any secured or unsecured indebtedness in the construction of the Project that, individually or in the aggregate, exceeds amounts set forth in the Project Financing by One Million Dollars ($1,000,000);

(g) enter into or amend any agreement that provides for the management of the business or affairs of the Company by Persons other than the Board, except to the extent required by Section 9.2(b) in order to comply with applicable Gaming Laws;

(h) change the status of the Company from one in which management is vested in the Board to one in which management is vested in the Members;

(i) approve any remuneration to be paid to a director for providing management or other services to the Company, except to the extent specifically provided by this Agreement;

(j) issue Units or membership interests in the Company to any Person, or admit such a Person as a Member, except to the extent specifically authorized by this Agreement;

(k) give effect to any Transfer of Units by any Member, except for Transfers specifically authorized by Section 8.1(c), 8.2, 8.3, 8.4, or 8.5;

(l) settle any litigation, arbitration, or other dispute with any third party, any Member, or any Affiliate of any Member, except for any litigation or arbitration brought or defended in the ordinary course of business where the present value of the total settlement amount or damages will not exceed One Million Dollars ($1,000,000);

(m) sell all or substantially all of the assets of the Company;

(n) approve a merger or consolidation of the Company with another Person;

(o) change or reorganize the Company into any other legal form;

(p) alter the primary purposes of the Company as set forth in Article I; or

(q) do any act that would make it impossible to carry on the usual course of business of the Company.

5.3 Board of Director Meetings.

(a) Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board, but not less often than once each calendar quarter.

(b) Special Meetings. Special meetings of the Board may be called by any member of the Board on twenty-four (24) hours’ notice to each director. Notice of a special meeting may be given by facsimile.

(c) Telephonic Meetings. Members of the Board may participate in any regular or special meeting of the Board, by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 5.3(c) shall constitute presence in person at such meeting.

(d) Quorum. Except to the extent provided otherwise in this Article V, at all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business. Except to the extent provided otherwise in Section 5.2, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time until a quorum shall be present. Notice of such adjournment shall be given to any director not present at such meeting.

(e) Proxies. For purposes of any meeting of the Board, a director may appoint as such director’s proxy, with such power and authority as such director may specify, any other director appointed by the same Member.

(f) Action Without Meeting. Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if not less than the minimum number of directors that would be necessary to take such action at a meeting consent thereto in writing and such written consent is filed with the minutes of proceedings of the Board.

5.4 Board’s Duty of Care. To the maximum extent permitted by applicable law: (i) each director’s duties to the Company and the Members, including his or her duty of care, are limited to discharging such duties pursuant to this Agreement in good faith, in the manner he or she reasonably believes to be in the best interests of the Company; and (ii) a director shall not be liable to the Company or to any Member for any act or omission performed or omitted by such director in good faith on behalf of, or in connection with the business and affairs of, the Company and in a manner reasonably believed to be within the scope of authority conferred on such director by this Agreement, except that such director shall be liable in respect of any loss, damage, or claim incurred by such Person by reason of such director’s willful misconduct or recklessness with respect to such acts or omissions.

5.5 Officers.

(a) Number, Titles, and Qualification. Subject to the Gaming Laws, the Company shall have such officers as the Board determines are necessary or desirable for the business of the Company. The officers of the Company may include a Chief Executive Officer, a President, one or more Vice Presidents, a Chief Financial Officer, a Secretary, one or more Assistant Secretaries, a Treasurer, and one or more Assistant Treasurers. The Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents, and Chief Financial Officer shall be appointed by the Board, and shall be executive officers of the Company (including for purposes of any indenture of any Member or any Affiliate of a Member). The Company shall have such other officers as may from time to time be appointed by the Board. Each officer shall hold office until his or her successor is appointed or until his or her resignation or removal. Any number of offices may be held by the same individual.

(b) Removal. Any officer of the Company may be removed at any time, with or without cause, by the Board or, except as to the President, Executive Vice Presidents, Senior Vice Presidents, and Chief Financial Officer, by the Chief Executive Officer. If any Person elected to serve as an officer is found to be an Unsuitable Person, such officer shall thereupon automatically cease to be an officer.

(c) Resignations. Any officer may resign at any time by giving written notice to the Company, subject to the Company’s rights under any contract of employment with such officer. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(d) Vacancies. Any vacancy among the officers, whether caused by death, resignation, removal, or any other cause, shall be filled in the manner prescribed for election or appointment to such office.

(e) Compensation. The salaries of the executive officers shall be fixed from time to time by the Board.

(f) Duties and Authority of Officers.

(i) Chief Executive Officer. The Chief Executive Officer shall supervise the daily operations of the business of the Company, and shall report to the Board. Subject to the provisions of this Agreement and to the direction of the Board, he or she shall perform all duties which are commonly incident to the office of chief executive officer of a corporation organized under the laws of Pennsylvania or which are delegated to him or her by the Board. To the fullest extent permitted by law, he or she shall have power to sign all contracts and other instruments of the Company which are authorized and shall have general supervision and direction of all of the other officers, employees, and agents of the Company.

(ii) President. The President shall have such powers and duties as may be delegated to him or her by the Board or the Chief Executive Officer. The President shall perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

(iii) Vice President. Each Vice President shall have such powers and duties as may be delegated to him or her by the Board or the Chief Executive Officer.

(iv) Chief Financial Officer. The Chief Financial Officer shall have responsibility for maintaining the financial records of the Company. He or she shall render from time to time an account of all transactions and of the financial condition of the Company. The Chief Financial Officer shall also perform such other duties as the Board or the Chief Executive Officer may from time to time prescribe.

(v) Treasurer. The Treasurer shall have the responsibility for investments and disbursements of the funds of the Company as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties as the Board or the Chief Executive Officer may from time to time prescribe.

(vi) Secretary. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the Members and the Board. He or she shall have charge of the corporate books and shall perform such other duties as the Board or the Chief Executive Officer may from time to time prescribe.

(vii) Delegation of Authority. The Board or the Chief Executive Officer may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

5.6 Devotion of Time. Except as required by any individual contract and notwithstanding any provision to the contrary in this Agreement, no director or officer of the Company is obligated to devote all of such Person’s time or business efforts to the affairs of the Company, but shall devote such time, effort, and skill as such Person deems appropriate for the operation of the Company.

5.7 Dealing with the Company. Any Member and any Affiliate of a Member shall have the right to contract or otherwise deal with the Company for the sale or lease of property or goods, the rendition of services, and for all other purposes; and to receive payments and fees from the Company in connection therewith either (i) as provided for in this Agreement, or (ii) provided that such payments and fees are comparable to the payments and fees that would be paid to unrelated Persons providing the same property, goods, or services to the Company, and provided that full disclosure of such transactions is made to the Board, as otherwise determined by the Board.

5.8 Management Agreement; Consulting Agreement; Remuneration.

(a) Effective as of the Agreement Effective Date, Pinnacle (or an Affiliate of Pinnacle) and the Company shall enter into a Project Management Agreement in substantially the form of Exhibit A attached hereto (the “Project Management Agreement”).

(b) Effective as of the Agreement Effective Date, RLJ and the Company shall enter into a Consulting Agreement in substantially the form of Exhibit B attached hereto (the “Consulting Agreement”).

(c) No director shall be entitled to any compensation for serving as a director. No fee shall be paid to any director for attendance at any meeting of the Board; provided, however, that the Company may reimburse directors for the actual reasonable costs incurred in such attendance.

(d) The officers of the Company shall be entitled to such reasonable remuneration for providing management or other services to the Company, as approved by the Board.

(e) The payments described in this Section 5.8 shall be in addition to any amounts allocable or distributable to the Members with respect to their respective membership interests in the Company.

5.9 Reimbursement of Expenses. The Company shall reimburse the directors and officers of the Company for the actual and reasonable costs, fees, and expenses paid or incurred by any such Person for goods, materials, services, and activities acquired or used by or for the benefit of the Company, or performed or undertaken for the benefit of the Company.

5.10 Indemnification.

(a) Indemnification. Except as provided by any individual contract: to the maximum extent permitted by applicable law, a Member (and its respective Representatives), director of the Company, or officer of the Company shall be entitled to indemnification from the Company for any loss, damage, or claim incurred by such Person by reason of any act or omission performed or omitted by such Person in good faith on behalf of, or in connection with the business and affairs of, the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement and, if applicable, authorizations of the Board, except that no such Person shall be entitled to be indemnified in respect of any loss, damage, or claim incurred by such

Person by reason of such Person’s willful misconduct or recklessness with respect to such acts or omissions; provided, however, that any indemnity under this Section 5.10(a) shall be provided out of and to the extent of Company assets only and no Member shall have any personal liability (or any liability to make any additional Capital Contributions) on account thereof.

(b) Expenses. To the extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Member (and its respective Representatives), director of the Company, or officer of the Company in such Person’s capacity as such in defending any claim, demand, action, suit, or proceeding in connection with the business and affairs of the Company shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of an undertaking by or on behalf of the Member (or its respective Representatives, as applicable), director, or officer to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 5.10(a) hereof.

5.11 Competing Activities.

(a) Except to the extent provided in Section 5.11(b) or in any individual contract: (i) any Member (and its respective Representatives) or director of the Company may engage or invest in, independently or with others, any business venture or activity of any type or description, including those that might be the same as or similar to the Company’s business and that might be in direct or indirect competition with the Company; (ii) neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (iii) no Member (or its respective Representatives) or director of the Company shall be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company; and (iv) any Member (and its respective Representatives) or director of the Company shall have the right to hold any investment opportunity or prospective economic advantage for such Member’s (and its respective Representatives’) or director’s own account or to recommend such opportunity to Persons other than the Company. The Company and each Member acknowledge that the other Members (and their respective Representatives), the directors of the Company, and the officers of the Company (to the extent expressly permitted in their employment agreements) might own or manage other businesses, including businesses that may compete with the Company for the time of the Member, director, or officer. To the extent that, at law or in equity, any Member (and its respective Representatives) or directors or officers of the Company have duties (including fiduciary duties) and liabilities relating to the Company and the other Members, such Person shall not be liable to the Company or the other Members for its good faith reliance on the provisions of this Agreement including this Section 5.11(a). The Company and each Member hereby waive any and all rights and claims that the Company or such Member may otherwise have against the other Members (and their respective Representatives) or directors or officers of the Company as a result of any such permitted activities. To the maximum extent permitted by applicable law, the provisions of this Agreement, and any agreement between the Company and any Member entered into in reliance on this Section 5.11(a), to the extent that they restrict the duties and liabilities of a Member (and its respective Representatives) or directors or officers of the Company otherwise existing at law or in equity, are agreed by the Company and the Members to replace such other duties and liabilities of such Person.

(b) At any time while a Person is a Member and for a period of three (3) years after a Person ceases to be a Member, such Member shall not, directly or indirectly, individually or as a stockholder, director, officer, member, partner, agent, or in any other capacity, engage in any business that operates a physical facility that (i) includes gaming activities that compete with the business of the Company and (ii) is located in the City of Philadelphia, Pennsylvania, or in the Commonwealth of Pennsylvania within a radius of twenty-five (25) miles of the location of the Project; provided, however, that (I) the foregoing shall not, and shall not be construed to, limit or restrict in any manner or to any extent the scope or nature of activities that any Member may at any time, or from time to time, conduct in connection with any business located in or around Atlantic City, New Jersey, and (II) if any Member proposes to engage in any business that operates such a physical facility, and if such Member first offers each other Member the opportunity, and at least sixty (60) days to decide, to participate in that portion of such business related to the operation of such physical facility on terms as near as practicable to those applicable to the Members’ respective involvement in the Company, then the foregoing shall not, and shall not be construed to, limit or restrict in any manner or to any extent the scope or nature of activities that such Member and any other participating Member may at any time, or from time to time, engage in as part of such proposed business. Each Member acknowledges and agrees that a breach by such Member of this Section 5.11(b) may cause the Company irreparable injury and damage. By reason thereof, each Member agrees that the Company shall be entitled, in addition to any other remedies the Company may have under this Agreement or otherwise, (x) to cease making any further payments then being paid to the breaching Member pursuant to any obligation of the Company and (y) to preliminary and permanent injunctive and other equitable relief to prevent or curtail any continuing or future breach of this Section 5.11(b); provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. In the event that any provision of this Section 5.11(b) or any word, phrase, clause, sentence, or other portion hereof (including the geographical and temporal restrictions contained herein) shall be deemed to be illegal or unenforceable for any reason, such provision or portion hereof shall be modified or deleted in such a manner so as to make this Section 5.11(b), as modified, legal and enforceable to the fullest extent permitted under applicable laws. Each Member and the Company hereby expressly authorize any court of competent jurisdiction to enforce any such provision or portion hereof or to modify any such provision or portion hereof so that any such provision or portion hereof shall be enforced by such court to the fullest extent permitted by applicable laws.

5.12 Marketing.

(a) The Members acknowledge that, in addition to its respective interests in the Company, Pinnacle directly or indirectly, develops, operates, and owns interests in (or may in the future develop, operate, and own interests in) various other gaming, entertainment, and related businesses throughout the United States and elsewhere. Pursuant to the Project Management Agreement, Pinnacle is the owner of the customer information generated by the operation of the Project. For the avoidance of doubt, the Members agree that, in conducting its other businesses, Pinnacle may at its discretion use customer and marketing information attributable to the Project in the conduct of any such other business, including but not limited to (i) marketing its other facilities to the customers of the Project; (ii) including customers of the project in any slot or player club systems used by Pinnacle in the operation of its facilities; (iii) making arrangements for the redemption of slot or player club points earned by customers of the Project at other Pinnacle facilities; (iv) permitting the redemption of slot or player club points earned by customers of other Pinnacle facilities at the Project; provided that the Company shall have no obligation to reimburse Pinnacle for the cost of such redemptions. Pinnacle will have no liability to the Company or its Members, either as the Project manager or as a Member, as a result of its use of the customer information or the other marketing activities described herein, regardless of whether the Company suffers a net detriment as a result of such marketing activities.

(b) To the extent permitted by Section XII.E of the Project Management Agreement, the Company hereby grants RLJ a license to use the Information (as such term is defined in the Project Management Agreement) in the conduct of any casino business by RLJ; provided, however, that (i) RLJ shall keep Pinnacle reasonably informed of the manner in which RLJ intends to use such information; and (ii) RLJ may use such Information in the conduct of such business only if (A) he has meaningful equity participation in the entity conducting such business, (B) he does not disclose or use such information for any purpose other than authorized by this Section 5.12, (C) he takes steps as may be necessary or advisable to prevent any disclosure or use not authorized by this Section 5.12, and (D) any such use is in accordance with applicable law.

ARTICLE VI

ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS

6.1 Allocations of Net Profits. After giving effect to the special allocations set forth in Sections 6.3 and 6.4 herein, Net Profits for any Allocation Period shall be allocated to the Members in proportion to the respective number of Units held by them.

6.2 Allocations of Net Losses. After giving effect to the special allocations set forth in Sections 6.3 and 6.4 herein, Net Losses for any Allocation Period shall be allocated to the Members as follows:

(a) Net Losses shall be allocated to the Members in proportion to the respective number of Units held by them, except to the extent provided otherwise in Section 6.2(b).

(b) An allocation of Net Losses under Section 6.2(a) hereof shall not be made to the extent it would create or increase an Adjusted Capital Account Deficit for a Member or Members at the end of any Allocation Period. Any Net Losses not allocated because of the preceding sentence shall be allocated to the other Member or Members in proportion to such Member’s or Members’ respective number of Units; provided, however, that to the extent such allocation would create or increase an Adjusted Capital Account Deficit for another Member or Members at the end of any Allocation Period, such allocation shall be made to the remaining Member or Members in proportion to the respective number of Units of such Member or Members.

6.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Allocation Period, each Member shall be specially allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3(a) is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to that portion of such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3(b) is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) or any other event creates an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.3(c) were not in the Agreement.

(d) Nonrecourse Deductions. Any Nonrecourse Deductions for any Allocation Period and any other deductions or losses for any Allocation Period referable to a liability owed by the Company to a Person other than a Member to the extent that no Member bears the economic risk of loss shall be specially allocated to the Members in proportion to the respective number of Units held by them.

(e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt or other liability to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i) and Regulations Section 1.704-1(b).

6.4 Curative Allocations. The allocations set forth in Sections 6.2(b) and 6.3 (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction to the extent provided by this Section 6.4. Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, a Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 6.1 and 6.2(a). In exercising its discretion under this Section 6.4, the Board shall take into account any future Regulatory Allocations under Sections 6.3(a) and 6.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 6.3(d) and 6.3(e).

6.5 Other Allocation Rules.

(a) Allocation of Items Included in Net Profits and Net Losses. Whenever a proportionate part of the Net Profits or Net Losses is allocated to a Member, every item of income, gain, loss, or deduction entering into the computation of such Net Profits or Net Losses shall be credited or charged, as the case may be, to such Member in the same proportion.

(b) Allocations in Respect of a Transferred Interest. If any membership interest in the Company is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Allocation Period of the Company, each item of income, gain, loss, deduction, or credit of the Company for such Allocation Period shall be allocated among the Members, as determined by the Board in accordance with any method permitted by Code Section 706(d) and the Regulations promulgated thereunder in order to take into account the Members’ varying interests in the Company during such Allocation Period.

6.6 Tax Allocations.

(a) Code Section 704(c). The allocations specified in this Agreement shall govern the allocation of items to the Members for Code Section 704(b) book purposes, and the allocation of items to the Members for tax purposes shall be in accordance with such book allocations, except that solely for tax purposes and notwithstanding any other provision of this Article VI:

(i) To the extent required by Code Section 704(c) and the Regulations, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members (including Members who succeed to the membership interest of any other Members or former members of the Company) so as to take account of any variation between the adjusted federal income tax basis of such property to the Company and its initial fair market value.

(ii) In the event the book value of any Company asset is adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted federal income tax basis of such asset and its book value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(iii) The allocations described in (i) and (ii) above shall be made as determined by the Board in accordance with any method permitted by Regulations Section 1.704-3.

(b) Excess Nonrecourse Liabilities. To the extent that the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3) are allocated among the Members in accordance with their interests in Company profits, the Members’ interests in Company profits are, solely for purposes of making such allocation, in proportion to the respective number of Units held by them.

6.7 Obligations of Members to Report Consistently. The Members are aware of the income tax consequences of the allocations specifically set forth in this Article VI and hereby agree to be bound by such allocations in reporting their shares of Company income and loss for income tax purposes.

6.8 Distributions by the Company to Members.

(a) In General. Prior to the occurrence of any event specified in Section 10.1, and subject to applicable law and any limitations contained elsewhere in this Agreement, the Board shall make the following distributions, in the following order of priority:

(i) Tax Distributions. First, after construction and commencement of operations of the minimum facility described on Schedule 2-1 attached hereto, unless such distributions would not be permitted under any applicable limitations in a credit agreement of the Company, not later than forty-five (45) days following the end of each calendar quarter, the Company shall make distributions of Available Cash to the

Members pro rata in proportion to the respective number of Units then held by them (or if not permitted as of such date, or if Available Cash is then insufficient, then as soon as practicable after such impediment is removed) in an amount sufficient to pay, with respect to the preceding calendar quarter, the hypothetical combined federal and state income tax on the estimated amount of the Company’s income, gain, loss, deductions, and other items expected to be allocated by the Company to the Members for income tax purposes. In determining the amount of the such tax distribution, the hypothetical combined federal and state income taxes shall be calculated on the assumption that the effective combined federal and state income tax rate is forty percent (40%) and that all Members have no other income or deductions for the period in question other than on account of the Company’s income, gain, loss, deductions, and other items to be allocated by the Company to the Members for income tax purposes. Prior period losses of the Company not previously taken into account in making such a determination of hypothetical taxes shall be taken into account. The Board shall use reasonable efforts, including in connection with adopting budgets and setting reserves, to cause Available Cash to be sufficient to make the distributions contemplated by this Section 6.8(a)(i).

(ii) Other Quarterly Distributions. Second, after construction and commencement of operations of the minimum facility described on Schedule 2-1 attached hereto, unless such distributions would not be permitted under any applicable limitations in a credit agreement of the Company, not later than forty-five (45) days following the end of each calendar quarter, the Company shall make distributions of any Available Cash remaining after application of Section 6.8(a)(i) to the Members pro rata in proportion to the respective number of Units then held by them.

(iii) Other Distributions. Third, the Company may, if authorized by the Board, from time to time make distributions, in cash or property, to the Members pro rata in proportion to the respective number of Units then held by them.

(b) Advances or Drawings. Distributions of money and property may be treated as advances or drawings of money or property against a Member’s distributive share of income and as current distributions made on the last day of the Company’s taxable year with respect to such Member.

(c) Distributees; Liability for Distributions. All distributions made pursuant to Section 6.8 shall be made only to the Persons who, according to the books and records of the Company, hold the Units in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Member, director, or officer shall incur any liability for making distributions in accordance with Section 6.8.

6.9 Form of Distributions. A Member, regardless of the nature of the Member’s Capital Contributions, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members.

6.10 Return of Distributions. Except for distributions made in violation of the Act or this Agreement, or as otherwise required by law, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. Notwithstanding any provision of this Agreement to the contrary, a Member who receives a distribution from the Company shall have no liability to return any portion of such distribution unless required to do so by applicable law.

6.11 Limitation on Distributions. Notwithstanding any provision to the contrary in this Agreement, the Company shall not make a distribution to any Member on account of such Member’s interest in the Company if such distribution would (i) violate the Act or other applicable law or (ii) breach, or with the passage of time or the giving of notice result in a breach of, any contractual covenants of the Company or its subsidiaries (provided that the Company shall negotiate such covenants in good faith to permit distributions under Section 6.8).

6.12 Withholding. Any tax required to be withheld with respect to any Member under Section 1446 or other provisions of the Code, or under the law of any state or other jurisdiction, shall be treated for all purposes of this Agreement (i) as a distribution of cash to be charged against current or future distributions to which such Member would otherwise have been entitled, or (ii) if determined by the Board, as a demand loan to such Member bearing interest, compounded annually, at a rate per annum equal to the Prime Rate (as of the time such demand loan is treated as having been made) plus 200 basis points (the agreement to pay interest hereunder on any demand loan is expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Company exceed the highest lawful rate under applicable usury laws).

ARTICLE VII

BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

7.1 Books and Records. The Board shall cause the books and records of the Company to be kept, and the financial position and the results of its operations to be recorded, in accordance with generally accepted accounting principles; provided, however, that the Board may, to the extent appropriate under applicable tax and accounting principles, maintain separate and corresponding records for book and tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business.

7.2 Delivery to Members and Inspection.

(a) Upon the request of any Member, the Board shall make reasonably available to the requesting Member the Company’s books and records; provided, however, that the Board shall have the right to keep confidential from any Member that owns or Controls less than twenty percent (20%) of the aggregate number of Units held by all Members, for such period of time as the Board deems reasonable, any information which the Board reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

(b) Any request, inspection, or copying of information by a Member under this Section 7.2 may be made by that Person or that Person’s agent or attorney.

7.3 Financial Statements. The Board shall cause annual audited financial statements to be prepared for the Company. Upon request from any Member, the Board shall provide such Member with a copy of such financial statements. The report shall contain a balance sheet as of the end of the calendar year and an income statement and statement of cash flow for the calendar year. Such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and be accompanied by the report thereon of the independent accountants engaged by the Company.

7.4 Tax Returns. The Board shall cause to be prepared at least annually and sent to each Member information necessary for the preparation of the Members’ federal and state income tax and information returns. The Board shall cause the income tax and information returns for the Company to be timely filed with the appropriate authorities.

7.5 Other Filings. The Board also shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.

7.6 Bank Accounts. The Board shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

7.7 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Board. The Board may rely upon the advice of the Company’s accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes or financial accounting purposes (as applicable).

7.8 Tax Matters.

(a) Taxation as Partnership. The Company shall be treated as a partnership for tax purposes. The Members shall cooperate with the Company in connection therewith and hereby authorize the Board and officers to take whatever actions and execute whatever documents are necessary or appropriate to effectuate the foregoing.

(b) Elections; Tax Matters Partner. Subject to the provisions of this Agreement, the Board shall from time to time cause the Company to make such tax elections as it deems to be necessary or appropriate. Pinnacle shall be the “tax matters partner” (within the meaning of Code Section 6231(a)(7)) and represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend Company funds for professional services and costs associated therewith.

ARTICLE VIII

TRANSFER OF INTERESTS IN THE COMPANY

8.1 In General.

(a) Units may be Transferred only as provided in this Agreement. Any attempt to Transfer Units other than as provided in this Agreement shall be null and void ab initio and of no effect whatsoever.

(b) If a Member proposes to Transfer any of its Units to any Person, then in addition to any other requirements imposed by this Article VIII, no such Transfer shall be effective, and such Person shall not become a substitute Member, unless and until all of the following conditions have been met: (i) the Chairman of the Board shall have received a written notice of the proposed Transfer, setting forth the circumstances and details thereof; (ii) except for Transfers specifically authorized by Section 8.1(c), 8.2, 8.3, 8.4, or 8.5, the Transfer shall have been approved by the Board as provided in Section 5.2(k), which approval may be given, withheld, conditioned, or delayed, as the respective directors may determine; (iii) the proposed Transfer has been approved under the Pinnacle Compliance Program; (iv) the proposed Transfer complies with applicable Gaming Laws, and all Gaming Licenses that may be required under applicable Gaming Laws have been obtained; (v) the Company shall, at the Board’s option, have received a written opinion from counsel reasonably satisfactory to the Board, and in form and substance reasonably satisfactory to the Board, specifying the nature and circumstances of the proposed Transfer and any related transactions of which the proposed Transfer is a part, and based on such facts stating that the proposed Transfer and any related transactions will not be in violation of any of the registration provisions of the 1933 Act, or any applicable state securities laws; (vi) the Company shall have received from the transferee (and the transferee’s spouse, if any) a written consent to be bound by all of the terms and conditions of, and to assume all of the obligations of the transferor and be subject to all of the restrictions to which the transferor was and is subject under, the Certificate and this Agreement (provided, however, that the admission of the transferee as a substitute Member shall not release the transferor from such obligations or restrictions); (vii) the Transfer will not result in the loss of any franchise, license, or regulatory approval or exemption that has been obtained by the Company and is materially useful in the conduct of its business as then being conducted or proposed to be conducted; (viii) the Transfer will not, in the Board’s determination, result in a material and adverse limitation or restriction on the operations of the Company taken as a whole; (ix) the Company is reimbursed upon request for its reasonable out-of-pocket expenses in connection with the Transfer, including costs associated with any approval required under the Gaming Laws; (x) the Transfer will not cause the Company to be treated as a “publicly traded partnership” within the meaning of section 7704 of the Code; and (xi) the Transfer will not cause the Company to be treated as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(c) Subject to Section 8.1(b), a Member may Transfer its Units, or any part thereof, at any time to a Permitted Transferee, and any such Transfer shall not be required to comply with the procedures set forth in Section 8.2 in respect of such Transfer.

8.2 Right of First Refusal.

(a) Any Member (a “Proposed Transferor”) who wishes to Transfer any or all of its Units (the “Offered Units”) to any Person other than a Permitted Transferee and who receives a bona fide offer from any Person (the “Offeror”) who is not an Unsuitable Person to purchase for cash any or all of the Proposed Transferor’s Units shall, prior to accepting such offer, provide written notice (the “Notice of Offer”) thereof to each other Member, which notice shall set forth the terms and conditions of the offer so received, including the purchase price and the identity of the Offeror. Following the delivery to the other Members of the Notice of Offer, each other Member may elect to purchase that percentage of the Offered Units which is equal to the number of Units held by such Member divided by the total number of Units owned by all such Members (the “Applicable Percentage”) during a fifteen-day period (the “Refusal Period”) on the terms set forth in the Notice of Offer. To the extent that any Member fails to elect to purchase its Applicable Percentage prior to the expiration of the Refusal Period, the Members electing to purchase their respective Applicable Percentages (the “Accepting Members”) may also elect to purchase such remaining Units on a pro rata basis in proportion to the number of Units owned by each of them (and the foregoing procedure shall be repeated in respect of any Units not purchased until all Accepting Members have had an opportunity to purchase any remaining Units).

(b) Subject to Section 8.1(b), if any or all of the Offered Units remain unsold after completion of the procedures set forth in Section 8.2(a), then the Proposed Transferor may sell such remaining Offered Units to the Offeror within six months of the completion of such procedures, or at such later date when all approvals required by the Gaming Laws are obtained (such approvals to be obtained as soon as is reasonably practicable), on terms no more favorable to the Offeror than those set forth in the Notice of Offer; provided, however, that the Offeror is not an Unsuitable Person. To the extent that any of the Offered Units are not sold in accordance with the foregoing, the Members shall continue to have a right of first refusal under this Section 8.2 with respect to any Transfers to any Person which are subsequently proposed by such Proposed Transferor.

(c) The closing of a purchase by a Member under this Section 8.2 shall occur within ten (10) days after the end of the Refusal Period or at such later date when all approvals required by the Gaming Laws are obtained (such approvals to be obtained as soon as is reasonably practicable). At such closing, the Proposed Transferor and any relevant Accepting Member (and any or all other Members, as may be required) shall execute an assignment and assumption agreement and any other instruments and documents as may be reasonably required by such Member to effectuate the Transfer of such Units free and clear of any liens, claims, or encumbrances, other than as specifically permitted hereunder.

8.3 Option to Purchase Bankrupt Member’s Interest.

(a) Upon the institution of a Bankruptcy by or against a Member (the “Bankrupt Member”), the Company shall have the option (the “Bankruptcy Option”), exercisable by written notice to all Members, within one hundred twenty (120) days of the date the Bankruptcy petition is filed by or against the Bankrupt Member, to purchase the Bankrupt Member’s Units for the fair market value thereof as determined by an Independent

Qualified Appraiser. If the Company elects to exercise the Bankruptcy Option, it shall pay such price for the Bankrupt Member’s Units to the Bankrupt Member, in cash or its equivalent, within such 120-day period. If the Company elects not to exercise the Bankruptcy Option, the Company shall notify the Members including the Bankrupt Member of its decision in writing (the “Non-Exercise Notice”), within such 120-day period.

(b) Upon the institution of a Bankruptcy by or against a Member, if the Company does not exercise the Bankruptcy Option, the Members not including the Bankrupt Member shall have the right to purchase the Bankrupt Member’s Units for the fair market value thereof as determined by an Independent Qualified Appraiser. The Members wishing to purchase any or all of the Units of the Bankrupt Member (the “Purchasing Members”) shall pay such price to the Bankrupt Member, in cash or its equivalent, by the earlier of (a) one hundred twenty (120) days after the Company delivers the Non-Exercise Notice to the Members, and (b) two hundred forty (240) days after the date the Bankruptcy petition is filed by or against the Bankrupt Member. Each Purchasing Member shall notify the other Members of such Purchasing Member’s desire to purchase any or all of the Bankrupt Member’s Units in writing by the earlier of (x) twenty (20) days after the Company delivers the Non-Exercise Notice to the Members, and (y) one hundred forty (140) days after the date the Bankruptcy petition is filed by or against the Bankrupt Member. Unless they agree otherwise, if there is more than one Purchasing Member, each Purchasing Member may purchase the proportion of the Bankrupt Member’s Units that such Purchasing Member’s Units bears to the aggregate Units of all Purchasing Members. If no remaining Member wishes to purchase the Bankrupt Member’s Units, or the Purchasing Members do not purchase the Bankrupt Member’s Units within the earlier of the time periods set forth above, then all rights to purchase the Bankrupt Member’s Units pursuant to this Section 8.3(b) shall terminate.

8.4 Option to Purchase Interests upon Foreclosure.

(a) With respect to any pledge or other encumbrance to which the Units or membership interest owned by Pinnacle are subject and under which the pledgee or other beneficiary of such encumbrance can effect a Transfer in connection with exercising its rights under such pledge or encumbrance, Pinnacle shall use reasonable efforts to obtain the agreement of such pledgee or lien holder that, to the extent practicable, if the pledgee or lien holder thereafter institutes proceedings to enforce its rights against such Units or membership interest, then before such Units or membership interest may, voluntarily or involuntarily, be Transferred to or for the benefit of such pledgee or lien holder, RLJ shall have the option, for at least thirty (30) days before the date such a Transfer is proposed to be consummated, to purchase Pinnacle’s Units for the fair market value thereof as determined by an Independent Qualified Appraiser. If RLJ elects to exercise such option, he shall notify Pinnacle of his decision in writing and pay such price for Pinnacle’s Units to Pinnacle, in cash or its equivalent, at least fifteen (15) days before the date such a Transfer is proposed to be consummated. If RLJ elects not to exercise such option, he shall notify Pinnacle of his decision in writing on or before such date.

(b) With respect to any pledge or other encumbrance to which the Units or membership interest owned by RLJ are subject and under which the pledgee or other beneficiary of such encumbrance can effect a Transfer in connection with exercising its rights under such pledge or encumbrance, RLJ shall use reasonable efforts to obtain the agreement of such pledgee or lien holder that, to the extent practicable, if the pledgee or lien holder thereafter institutes proceedings to enforce its rights against such Units or membership interest, then before such Units or membership interest may, voluntarily or involuntarily, be Transferred to or for the benefit of such pledgee or lien holder, Pinnacle shall have the option, for at least thirty (30) days before the date such a Transfer is proposed to be consummated, to purchase RLJ’s Units for the fair market value thereof as determined by an Independent Qualified Appraiser. If Pinnacle elects to exercise such option, it shall notify RLJ of its decision in writing and pay such price for RLJ’s Units to RLJ, in cash or its equivalent, at least fifteen (15) days before the date such a Transfer is proposed to be consummated. If Pinnacle elects not to exercise such option, it shall notify RLJ of its decision in writing on or before such date.

8.5 Gaming Problem. Upon the occurrence of a Gaming Problem, Transfers may be required pursuant to Section 9.2.

8.6 Restrictions on Transfer or Issuance of Upstream Ownership Interests.

(a) Any Transfer or issuance of an ownership interest in any Member or in any entity that directly or indirectly owns an ownership interest in a Member (an “Upstream Ownership Interest”) shall be prohibited unless both of the following conditions have been met: (i) the proposed Transfer or issuance of the Upstream Ownership Interest has been approved under the Pinnacle Compliance Program; (ii) the proposed Transfer or issuance of the Upstream Ownership Interest is consistent with applicable Gaming Laws, and all applicable Gaming Licenses have been obtained; (iii) the Company shall, at the Board’s option, have received a written opinion from counsel reasonably satisfactory to the Board, and in form and substance reasonably satisfactory to the Board, specifying the nature and circumstances of the proposed Transfer or issuance and any related transactions of which the proposed Transfer or issuance is a part, and based on such facts stating that the proposed Transfer or issuance and any related transactions will not be in violation of any of the registration provisions of the 1933 Act, or any applicable state securities laws; and (iv) the proposed Transfer or issuance is either (x) to a Permitted Transferee or (y) otherwise in compliance with this Section 8.6.

(b) Except for Transfers or issuances specifically authorized by clause (ii)(x) of Section 8.6(a), if any holder or issuer of an Upstream Ownership Interest (an “Upstream Transferor”) proposes to Transfer or issue all or any part of an Upstream Ownership Interest pursuant to a bona fide offer received from any Person, then prior to accepting such offer the Upstream Transferor shall provide written notice thereof to the Members, which notice shall set forth the terms and conditions of the offer so received, including the purchase price and the identity of the proposed transferee. If the Upstream Transferor does not provide such notice, the Member holding the Units that would be indirectly Transferred by the Transfer or issuance of the Upstream Ownership Interest (the “Indirect Transfer Interest”) shall provide such notice to the other Members promptly upon learning that such transaction will occur or has occurred. Within fifteen (15) days following receipt of such notice by the other Members, or if later, within thirty (30) days of the other Members learning that the Transfer or issuance of the Upstream Ownership Interest has occurred, the other Members may by notice to the Member holding the Indirect

Transfer Interest elect to obtain an appraisal by an Independent Qualified Appraiser of the fair market value of the Indirect Transfer Interest. Within fifteen (15) days following receipt by the other Members of the results of the appraisal, the other Members may elect by notice to the Member holding the Indirect Transfer Interest to purchase all or part of the Indirect Transfer Interest at a price equal to the fair market value of the Indirect Transfer Interest as determined by such appraisal. The closing of a purchase of such Indirect Transfer Interest by the other Members under this Section 8.6(b) shall occur within ten (10) days following the expiration of the last period during which the other Members might elect to purchase any of the Indirect Transfer Interest, or at such later date when all approvals required by Gaming Authorities or otherwise are obtained (such approvals to be obtained as soon as is reasonably practicable).

(c) Each Member shall be obligated to cause, and shall implement procedures to enable it to cause, its direct and indirect owners who may become subject to the provisions of this Article VIII, including Section 8.5, to comply herewith. Without limiting the generality of the foregoing, RLJ agrees to include, in the constituent documents of any entity to which RLJ Transfers Units as contemplated by Section 1.11, contractual or other governing provisions requiring such entity’s direct and indirect owners to so comply.

8.7 Operating Rules.

(a) The Member transferring or proposing to transfer Units, or whose Units are the subject of a Transfer or proposed Transfer, shall not have the right to vote upon whether the Company shall exercise any right under this Article VIII to purchase such Units.

(b) The right of the remaining Members, among themselves, to exercise any purchase right arising under this Agreement shall be pro rata based on the number of Units held by each Member wishing to participate in the purchase immediately before the exercise of the option.

(c) If an offer to sell is made pursuant to this Article VIII, the offer shall be deemed to have been refused unless accepted in writing within the time period specified.

ARTICLE IX

GAMING MATTERS

9.1 Licensing; Compliance Program. At such time that the Company holds a Gaming License or is the holder of an interest or shares in an entity that holds a Gaming License, the Members and their respective Affiliates, owners, directors, managers, officers, employees, and agents will be subject to applicable Gaming Laws and to the licensing and regulatory control of Gaming Authorities. Each record owner of any interest in the Company is required to comply with all applicable Gaming Laws. Each Member acknowledges that, in order for the Company to carry on its business or to own an interest in an entity that conducts a gaming business, each Member, its Affiliates, and such Member’s and its Affiliates’ respective owners, directors, managers, officers, employees, and agents (“Related Parties”) may be required to submit personal history and financial information to, and be licensed or found suitable by, Gaming Authorities in any jurisdiction related to the business or affairs of the Company, any Member, or any direct or indirect owner of an interest in a Member. If required by any Gaming Authority, each Member shall and shall cause its respective Related Parties to, promptly submit such personal history and financial history, cooperate in any investigation and diligently seek a license or finding of suitability. Each Member shall be responsible for paying or causing to be paid all of its and its Related Parties’ costs and expenses in connection with obtaining, attempting to obtain or retaining a Gaming License. Each Member further acknowledges that Pinnacle maintains the Pinnacle Compliance Program for purposes related to gaming and related licensing matters and agrees to cooperate and to cause its respective Affiliates, owners, directors, managers, officers, employees, and agents to cooperate with the Pinnacle Compliance Program.

9.2 Gaming Problem.

(a) In the event the Board determines that a Gaming Problem exists, the Company shall provide written notice to the applicable Member of the Company, requesting that such Person immediately eliminate the Gaming Problem; and

(i) (x) if the Gaming Problem is caused by a manager, director, officer, or trustee of such Member or by a director of the Company appointed by such Member, and if the Board determines in its discretion that no other satisfactory solution is available, the Member shall terminate the employment of such Person and remove him or her from his position as such, and (y) if the Gaming Problem is caused by a member, shareholder, partner, beneficiary, or other owner of such Member or a Related Party of such Member, and if the Board determines in its discretion that no other satisfactory solution is available, such Member shall be required to purchase such Person’s ownership or other interest in such Member or Related Party or otherwise cause such Person to divest itself of its interest; or

(ii) if, after providing the applicable Member with 30 days to eliminate the Gaming Problem, such Gaming Problem continues to exist, then the Company shall redeem or have another Person or Persons purchase all of the interests held or owned by such Member at a redemption or purchase price equal to (x) the price dictated by the applicable Gaming Laws, or (y) if the price is not dictated by the applicable Gaming Laws, the fair market value of such interests, as (A) negotiated by the Company and the applicable Member, or (B) if the price cannot be negotiated, then the price determined by an Independent Qualified Appraiser. At the option of the Company, such price may be paid by an unsecured promissory note, with principal and interest payable on a fully amortizing, monthly basis over thirty-six (36) months, with interest, compounded annually, at a rate per annum equal to the Prime Rate (as of the time such promissory note is issued) (the agreement to pay interest hereunder on such note is expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the applicable Member exceed the highest lawful rate under applicable usury laws). Subject to the applicable Gaming Laws, the foregoing right of redemption or purchase shall be exercised upon 20 days’ prior written notice to the applicable Member. On and after the date set forth in such notice as the date of redemption or purchase, all rights of such Member as a member of the Company shall cease and terminate and such Member’s interests in the Company shall no longer be deemed outstanding.

(b) Notwithstanding Section 9.2(a)(ii):

(i) In the event that Pinnacle is the Member with respect to which a Gaming Problem exists, Pinnacle shall be required to take steps that, to the maximum extent possible, are consistent with those that would be required to be taken by any other Member under Section 9.2(a)(i); and

(ii) So long as Pinnacle commences resolution of such Gaming Problem within 30 days after receiving notice from the applicable Gaming Authority that such Gaming Problem is unable to be resolved as a result of the procedures set forth in Section 9.2(a)(i), Pinnacle and the other Members shall, to the maximum extent permitted by applicable Gaming Laws, cooperate in good faith to find a resolution that has the least adverse effect on Pinnacle’s rights as a Member hereunder and on the rights of Pinnacle or its Affiliate under the Project Management Agreement.

ARTICLE X

DISSOLUTION AND TERMINATION OF THE COMPANY

10.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up upon the earliest to occur of any of the events set forth in Section 1.8.

10.2 Winding Up. Upon the occurrence of any event set forth in Section 1.8, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Board shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the assets and liabilities of the Company, shall either cause its assets to be sold to any Person or distributed to a Member, and if sold, as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.5.

10.3 Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the gain or loss that would have been included in the amounts allocated pursuant to Article VI if such asset were sold for such value. Such gain or loss shall then be allocated pursuant to Article VI, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). Notwithstanding anything to the contrary in this Section 10.3, the Company shall not make any distribution of a non-cash asset to any Member who objects, other than as part of a distribution of a non-cash asset to all of the Members pro rata in the proportion provided by Section 10.5.

10.4 Determination of Fair Market Value. For purposes of Section 10.3, if the Company makes a distribution of a non-cash asset to any Member, other than as part of a distribution to all of the Members pro rata in the proportion provided by Section 10.5, then the fair market value of such asset shall be determined by the Board or, if any Member so requests, by an Independent Qualified Appraiser.

10.5 Order of Distributions upon Liquidation. After satisfying (whether by payment or reasonable provision for payment) the debts and liabilities of the Company to the extent required by law, including debts and liabilities to Members who are creditors of the Company to the extent permitted by law, the remaining assets shall be distributed to the Members in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the Company’s taxable year during which liquidation occurs. Such liquidating distributions shall be made by the end of the Company’s taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation. If for any reason the distribution of the remaining assets to the Members in accordance with their positive Capital Account balances would result in a distribution of such assets other than in proportion to the respective number of Units then held by the Members, then notwithstanding the allocation provisions in Sections 6.1 through 6.4, any or several items of income, gain, loss, or deduction shall be reallocated to the Members in a manner such that, to the extent possible, the Capital Account balance attributable to each Unit is equal.

10.6 Limitations on Payments Made in Dissolution. Each Member shall be entitled to look solely to the assets of the Company for the return of such Member’s positive Capital Account balance. Notwithstanding that the assets of the Company remaining after payment of or due provision for all debts, liabilities, and obligations of the Company may be insufficient to return the Capital Contributions or share of net earnings reflected in such Member’s positive Capital Account balance, a Member shall have no recourse against the Company or any other Member.

(a) Termination. Immediately upon the completion of the distribution of all of the Company’s assets in the manner provided for in this Article X, the Company shall terminate.

ARTICLE XI

AMENDMENTS OF COMPANY DOCUMENTS

To amend the Certificate or any provision of this Agreement, the affirmative vote or consent of Members whose Participating Percentages, in the aggregate, equal or exceed seventy percent (70%) shall be required; provided, however, that to the extent that any amendment is required to implement any matter specifically provided for in this Agreement, the Board may adopt such amendment.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Notices.

(a) Any written notice, offer, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been given if personally delivered or mailed by certified mail, return receipt requested, or sent by overnight delivery, telex, telegram, or facsimile transmission to such Member’s address as set forth on Schedule 12.1 attached hereto, as updated from time to time by the Board upon request by the Members.

(b) Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by certified mail, return receipt requested, or express delivery service shall be deemed to have been given on the date it is received. Notices sent by telex, telecopier, or facsimile transmission shall be effective upon confirmation of transmission. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

(c) Any Member may change his address for purposes of this Agreement by giving written notice of such change to the other Members in the manner hereinbefore provided for the giving of notice.

12.2 Article and Section Headings. The article and Section headings in the Agreement are inserted for convenience and identification only and do not define or limit the scope, extent, or intent of this Agreement or any of the provisions hereof.

12.3 Construction. As appropriate in context, whenever the singular number is used herein, the same shall include the plural, and the neuter, masculine, and feminine genders shall include each other. The terms “include,” “includes,” “including,” and variations thereof shall be construed not as limiting in nature but as “include without limitation,” “includes without limitation,” “including without limitation,” etc. If any language is stricken or deleted from this Agreement, such language shall be deemed never to have appeared herein and no other implication shall be drawn therefrom. The Members hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Members, and no presumption of burden of proof shall arise favoring or disfavoring any Member by virtue of the authorship of any of the provisions of this Agreement.

12.4 Severability. If any covenant, condition, term, or provision of this Agreement is found to be illegal, or if the application thereof to any person or any circumstance shall to any extent be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term, or provision to Persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each covenant, condition, term, and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.5 Governing Law. This Agreement has been executed in and shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, regardless of the choice or conflict of laws provisions of Pennsylvania or any other jurisdiction.

12.6 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together, shall constitute one and the same Agreement. Facsimile signatures, or signatures delivered by other electronic means, shall constitute original signatures.

12.7 Entire Agreement. This Agreement, together with its Schedules, the Project Management Agreement, and the Consulting Agreement, constitutes the entire agreement of the parties. This Agreement cannot be amended, changed, or modified orally but only by an agreement in writing in accordance with Article XI. There are no representations, warranties, or agreements other than those set forth in this Agreement.

12.8 Further Assurances. The Members and any subsequently admitted Member will execute and deliver, from time to time, such further instruments and do such further acts as maybe required to carry out the intent and purposes of this Agreement.

12.9 Successors and Assigns. Subject to the limitations on transferability contained herein, this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, administrators, personal representatives, successors, and assigns of the respective parties hereto.

12.10 Creditors. None of the provisions of this Agreement shall be construed for the benefit of or enforceable by any of the creditors of the Company or the creditors of any Member.

12.11 Schedules. The Schedules referenced in this Agreement are a part of this Agreement as if set forth fully herein. All references to this Agreement shall be deemed to include the Schedules, unless the context requires otherwise.

12.12 Remedies. The rights and remedies of a Member hereunder shall not be mutually exclusive and the exercise by any Member of any right to which he is entitled shall not preclude the exercise of any other right he may have.

12.13 Arbitration; Injunctive Relief.

(a) Any controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The arbitration shall occur in Philadelphia, Pennsylvania within thirty (30) days following a Member sending by certified mail to the other Members a notice of submission to arbitration (“Arbitration Notice”).

(b) With respect to any matter submitted to arbitration in which the amount in controversy is less than $1,000,000, the matter shall be decided by a single arbitrator selected by the Members. If the Members cannot unanimously agree to an arbitrator within fourteen (14) days following the date of the Arbitration Notice, then the arbitrator shall be selected in accordance with the procedure set forth in the rules of the American Arbitration Association. The arbitrator shall be a licensed member of the bar of Pennsylvania, shall be experienced in corporate law, and shall not have performed services for any Member or any Affiliate of a Member during the previous five (5) year period. The arbitrator shall submit a written decision within sixty (60) days following appointment.

(c) With respect to any matter submitted to arbitration in which the amount in controversy is $1,000,000 or more, the matter shall be decided by a panel of three (3) arbitrators selected by the parties to the dispute as provided in this paragraph. Within fifteen (15) days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days after their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The arbitrators so appointed shall meet within 10 days after the appointment of the third arbitrator to review the mater in dispute. The arbitrators shall submit a written decision within sixty (60) days following the initial meeting of the Arbitrators.

(d) In interpreting this Agreement, an arbitrator shall be bound by and follow the substantive law of the Commonwealth of Pennsylvania. To the extent applicable and not inconsistent with this Section 12.13, an arbitrator shall apply the Federal Rules of Civil Procedure.

(e) It is agreed that each Member and each director (or his representative) shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in addition to any other remedy to which he or it may be entitled pursuant to this Agreement or at law or in equity.

12.14 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member as follows (with certain representations and warranties to be made by RLJ only):

(a) In the case of a Member that is an entity: (i) that Member is duly incorporated, organized, or formed (as applicable), validly existing, and (if applicable) in good standing under the law of the jurisdiction of its incorporation, organization, or formation; (ii) if required by applicable law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; (iii) that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken; and (iv) that Member has duly executed and delivered this Agreement, and it constitutes a legal, valid, and binding obligation of that Member enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

(b) That Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default, or violation of (A) the organizational documents of such Member (if it is an entity), (B) any contract or agreement to which that Member is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction, or other restriction of any government, governmental agency, or court, or any arbitration award, to which that Member is subject; or (ii) require any consent, approval, or authorization from, filing, or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied.

(c) That Member is familiar with the existing or proposed business, financial condition, properties, operations, and prospects of the Company; it has asked such questions and conducted such due diligence concerning such matters and concerning its acquisition of a membership interest as it has desired to ask and conduct, and all such questions have been answered to its full satisfaction; it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company; it understands that owning a membership interest involves various risks, including the restrictions on transferability set forth in this Agreement, lack of any public market for the membership interest, the risk of owning its membership interest for an indefinite period of time, and the risk of losing its entire investment in the Company; it is able to bear the economic risk of such investment; it is acquiring its membership interest for investment, solely for its own beneficial account and not with a view to or any present intention of directly or indirectly selling, transferring, offering to sell or transfer, participating in any distribution, or otherwise disposing of all or a portion of its membership interest; and it acknowledges that the membership interest has not been registered under the 1933 Act or any other applicable federal or state securities laws, and that the Company has no intention, and shall not have any obligation, to register or to obtain an exemption from registration for the membership interest or to take action so as to permit sales pursuant to the 1933 Act (including Rules 144 and 144A thereunder).

(d) (i) That it is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

(ii) RLJ represents and warrants to the Company that, in the event of a Transfer of any of RLJ’s Units to an entity constituting a Permitted Transferee (an “RLJ Entity”), then (x) such RLJ Entity will be an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act, RLJ will cause such Transfer to be made in compliance with all securities laws, and such RLJ Entity shall deliver a letter to the Company affirmatively making the representations and warranties contained in this Agreement to the Company as if it were an original Member and (y) each then existing and each future equity owner in such RLJ Entity will be an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

(e) That it understands that the Units have not been and will not be registered under the 1933 Act or registered or qualified under any state securities or blue sky laws and cannot be resold without such registration of qualification or an exemption therefrom.

(f) That the Units are to be acquired for its own account for investment, and not with a view to the sale or distribution of any part thereof (other than any transfer or assignment to another wholly-owned subsidiary of its parent entity, or in the case of RLJ, to an RLJ Entity in a transaction not in violation of the securities laws).

(g) That it has no present intention of selling, granting participations in or otherwise distributing its Units, but subject nevertheless to any requirement of law that the disposition of its property shall at all times be within its control (other than any transfer or assignment to another wholly-owned subsidiary of its parent entity, or in the case of RLJ, to an RLJ Entity in a transaction not in violation of the securities laws) (except that RLJ contemplates that he may Transfer his Units to an RLJ Entity and that such RLJ Entity may issue its securities, in transactions not in violation of the securities laws, to Persons who will certify that they are “accredited investors,” as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act; provided that it will condition such issuance upon compliance by such RLJ Entity and all Persons associated with such RLJ Entity with all applicable Gaming Laws and licensing and suitability requirements including having all such Persons agree that such RLJ Entity shall have the right to repurchase or require any such Person to dispose of such securities upon such terms and conditions as may be required by the applicable Gaming Authorities).

(h) That it is not a party to any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person, or to any third person, with respect to its Units (except that RLJ contemplates that he may Transfer his Units to an RLJ Entity and that such RLJ Entity may issue its securities, in transactions not in violation of the securities laws, to Persons who will certify that they are “accredited investors,” as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act; provided that it will condition such issuance upon compliance by such RLJ Entity and all Persons associated with such RLJ Entity with all applicable Gaming Laws and licensing and suitability requirements including having all such Persons agree that such RLJ Entity shall have the right to repurchase or require any such Person to dispose of such securities upon such terms and conditions as may be required by the applicable Gaming Authorities).

(i) That (A) it is not using funds which constitute assets allocated to any separate account maintained by it in which any “employee benefit plan” subject to the provisions of ERISA has an interest and it is not an “employee benefit plan” subject to the provisions of ERISA and (B) it is a citizen or resident of the United States or an entity organized under the laws of the United States or a state within the United States.

(j) That it has not directly or indirectly given or received and undertakes, on behalf of itself and any of its controlled Affiliates, employees, officers, directors, agents and consultants, not to give or to receive, directly or indirectly, any commission, payment secret rebate or other thing of value to or from any third-party, including any government official, government employee, political party or official thereof or candidate for political office, in order to improperly influence or induce the award of any contract, license, permit or other award to the Company or any Affiliates of the Company or any Member. The foregoing expressly excludes any political contributions or fundraising activities made or undertaken in full compliance with applicable campaign finance laws. Each Member acknowledges that the giving or receiving of any such commission, payment secret rebate or other thing of value constitutes a breach of applicable legal and ethical standards and may result in, inter alia, immediate expulsion from the Company and forfeiture of the Member’s Interest.

(k) That it will notify the Company immediately upon becoming aware of any change in its ownership or other status that may necessitate a notification to the Pennsylvania Gaming Control Board or any other governmental or regulatory body that may have regulatory authority over the Company, its business, or any Affiliates of the Company.

(l) RLJ represents and warrants to the Company that at no time will he permit any RLJ Entity to be required to be registered as, and/or be an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(m) That it will provide such information, execute forms, affidavits or other documents, and cooperate in all respects, including, without limitation, submitting to fingerprinting and background checks or requiring its owners to do the same, all as may be reasonably required in connection with the application for renewal or maintenance of any permit, license or approval necessary to operate the Company’s business.

(Signatures appear on next page)

IN WITNESS WHEREOF, the Members have executed this Agreement as of the Agreement Signature Date.

MEMBERS:

PINNACLE ENTERTAINMENT, INC., a Delaware corporation

By:
Name:
Title:

Robert L. Johnson

SCHEDULE A

PNK (PA), LLC

MEMBERS

AS OF THE AGREEMENT EFFECTIVE DATE

MEMBER	NUMBER OF UNITS	INITIAL CAPITAL ACCOUNT
Pinnacle Entertainment, Inc.	200,000	Initial Net Value
Robert L. Johnson	100,000	Zero

SCHEDULE 2-1

MINIMUM FACILITY

(PROJECT DEVELOPMENT PLAN)

•	Single-level, 80,000 square-foot casino, featuring 3,000 slot machines.

•	3,000-car parking lot/garage.

•	5 restaurants plus food court.

•	12-14 screen multiplex movie theater.

•	Waterfront ice-skating rink.

•	36,000 square feet of retail and entertainment outlets.

SCHEDULE 3.1

INITIAL NET VALUE

The Initial Net Value shall be an amount equal to the aggregate amount of cash that has been contributed to the Company as capital as of the Agreement Effective Date (including cash disbursed or expended by Pinnacle on behalf of the Company, and without regard to whether the expenditure of such contributions was treated as capital expenditures or expensed amounts in the books of the Company).

SCHEDULE 5.1

INITIAL DIRECTORS

SCHEDULE 12.1

ADDRESSES

EXHIBIT A

PROJECT MANAGEMENT AGREEMENT

PROJECT MANAGEMENT AGREEMENT

This Project Management Agreement (“Agreement”) is made and entered into as of the          day of                      2006, by and between PNK (PA), LLC, a Pennsylvania limited liability company (“Owner”) and                     , a Delaware                      and a subsidiary of Pinnacle Entertainment, Inc., a Delaware corporation (“Project Manager”).

I.	Statement of Background Information.

Owner has been selected as one of a limited number of parties that are expected to be issued a license to conduct a gaming business located in or around Philadelphia County, Pennsylvania. The Owner intends to carry out the acquisition, development, construction, improvement, financing, management, and operation of a commercial real estate project, and all rights and licenses necessary or attendant thereto, for the operation of a mixed-use gaming casino and entertainment complex to be situated on or about 33 acres located in what is currently know as the “Fish Town” area within Philadelphia County, Pennsylvania (including application for, and exploitation of, a license to operate a gaming facility obtained from all appropriate regulatory agencies) (the “Project”). Owner desires to engage the services of Project Manager to perform for the Owner the services described in this Agreement in connection with the design, licensing, financing, development, construction and permitting of the Project. Owner further desires to engage the services of Project Manager to oversee the opening and day-to-day post-opening operations related to the Project. Project Manager desires to provide to Owner the services described in this Agreement in connection with the design, licensing, financing, development, construction, permitting, opening and the day-to-day post-opening operations related to the Project.

AGREEMENT

For and in consideration of the promises and the mutual agreements and other consideration stated herein, Project Manager and Owner hereby agree as follows:

II.	Basic Terms.

A. Term. The term of this Agreement shall commence on                     , 2006, and, unless terminated earlier strictly as provided in this Agreement, shall expire on the date on which Pinnacle Entertainment, Inc. (“Pinnacle”) or any of its affiliates ceases to be a member of Owner.

B. Definitions.

1. “Annual Operating Plan” shall have the meaning assigned to such term in the Operating Agreement.

2. “Commencement Date” shall mean the first date that the Project Facilities are complete, open to the public and that gaming is conducted in the Project Facilities as provided in this Agreement.

3. “Contractors” shall mean any contractor hired or retained by Project Manager to provide services (other than professional design services) in connection with the Project.

4. “Design Professional” or “Design Professionals” shall mean any architect, engineer, consultant or other person, firm or corporation hired or retained by the Project Manager to provide professional design services in connection with the Project.

5. “Fiscal Year” shall mean the fiscal year of Owner.

6. “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case as historically applied by Pinnacle.

7. “Gaming Problem” shall have the meaning assigned to such term in the Operating Agreement.

8. “Legal Requirements” shall mean any and all present and future federal, State, local and administrative, or legislative rulings or decisions, as well as any and all present and future federal, state, local laws, codes, rules, regulations, permits, licenses and certificates, in any way applicable to Owner, Project Manager, the Project and the Project Facilities, as then currently in effect.

9. “Operating Agreement” shall mean Amended and Restated Limited Liability Company Operating Agreement of Owner, dated as of          day of November, 2006, by and between Pinnacle, as a member, and Robert L. Johnson, an individual, as a member, as amended, modified, supplemented, and/or restated from time to time in accordance with the terms thereof.

10. “Operating Expenses” shall mean all expenses of operating the Project Facilities, determined in accordance with GAAP, consistently applied.

11. “Permitted Investments” shall mean investments designated as “Permitted Investments” by Owner at request of Project Manager.

12. “Pinnacle” shall mean Pinnacle Entertainment, Inc., a Delaware corporation.

13. “Project AGR” shall mean the amount equal to the sum of (i) casino win and (ii) all revenues from sources relating to the Project Facilities other than gaming revenues, but excluding (for avoidance of any doubt) any proceeds from the sale or other dispositions of the capital assets, fire and extended coverage insurance proceeds other than for business interruption, any condemnation awards other than for temporary condemnation, and Promotional Allowances.

14. “Project Costs” shall mean the sum of (i) the construction, development and marketing costs and expenses set forth in the Project Development Plan and (ii) Pre-Opening Expenses, but excluding in both cases (for avoidance of the any doubt) expenditures for land acquired by Owner for the Project, the initial license fee paid to the Commonwealth of Pennsylvania on selection of Owner as a licensee, and capitalized financing costs associated with the Project Financing, such as interest expense, costs and premiums, if any.

15. “Project Development Plan” shall have the meaning assigned to such term in the Operating Agreement.

16. “Project Facilities” shall mean the minimum facility described on Schedule 2-2 attached to the Operating Agreement.

17. “Project Financing” shall mean the construction financing and the permanent financing for the Project.

18. “Promotional Allowances” shall mean the retail value of transportation, complimentary hotel accommodations, food, beverages, merchandise, chips, tokens, entertainment, or services provided to patrons for promotional purposes.

19. “RLJ” shall mean Robert L. Johnson, an individual.

III.	Pre-Opening Responsibilities of Project Manager.

Project Manager shall, in compliance with this Agreement and the instructions of Owner, perform the services in this Agreement as they relate to the design, planning, financing, development, construction and completion of the Project and opening of the Project Facilities. The responsibilities and obligations imposed upon Project Manager under this Article III, including, but not limited to, the performance by Project Manager of all things necessary and/or reasonably inferable from the Agreement as being required or necessary under this Agreement to complete Project and open Project Facilities, shall be referred to as “Project Manager Pre-Opening Services.”

Project Manager shall perform the Project Manger Pre-Opening Services under this Agreement subject to: (i) the Project Development Plan, (ii) the provisions of this Agreement, and (iii) Owner’s further written instructions within the scope of this Agreement.

Without limiting the force and effect of Section XII.B, in discharging Project Manager Pre-Opening Services, Project Manager shall act in a competent, honest, diligent, thorough, cooperative, expeditious, and efficient manner in keeping with the standards of the industry, and in a manner consistent with the nature of the Project. Project Manager acknowledges that Project Manager has no authority to bind Owner, except as Owner may authorize in writing, email or as otherwise provided in this Agreement. Notwithstanding anything to the contrary in this Agreement, Owner shall at all times have the right to instruct Project Manager in writing regarding actions to be taken by Project Manager in connection with the Project, and, provided such instructions do not increase (other than in an immaterial manner) the time, cost or expense of the Project Manager Pre-Opening Services, such instructions shall supersede the provisions of this Agreement. In addition to the services of Project Manager described immediately above, Project Manager Pre-Opening Services shall also include, and Project Manager shall perform, each and all of the following:

A. Contractors, Etc. Assist Owner in engaging Contractors, suppliers, laborers, materialmen, consultants (including Design Professionals), and others in connection with the development and construction of the Project. Project Manager shall represent Owner in implementing the construction and design contracts and service agreements related to the Project (“Construction Contracts”);

B. Coordinate Construction. Coordinate the architectural, construction, engineering, and other development entities using best efforts so as to promote the goal of completion of the Project in accordance with the Construction Contracts and the Project Development Plan, including but not limited to the following:

1. Supervision of Contractor. Project Manager shall require Contractors and Design Professionals to perform and cause to be performed the construction required for the Project, including, but not limited to, off-site work, diligently and in a good and workmanlike manner in conformity with the Construction Contracts and Project Development Plan and in accordance with first-class building practice and applicable laws, ordinances, rules, regulations, reservations and other restrictions affecting the site of the Project and the Project;

2. Enforce Contracts. In coordination with Owner, Project Manager shall use commercially reasonable efforts to enforce, and perform all of Owner’s obligations under, all Construction Contracts. Project Manager shall use commercially reasonable efforts to enforce compliance by Contractors with their contractual obligations under such Construction Contracts, and otherwise shall use commercially reasonable efforts to enforce or cause the enforcement, in a manner approved by Owner, of all other contractual agreements in effect with respect to the Project, to the end that Owner’s interest with respect to the Project shall be preserved and no default chargeable to Owner shall exist thereunder. Subject to the limitations of this Agreement, Project Manager shall, on behalf of Owner, comply with all duties and obligations of Owner under the Construction Contracts, and shall use its commercially reasonable efforts not to permit any default to occur thereunder on the part of Owner. In the event Project Manager is unable to comply and a default in the performance of Owner’s obligations should occur under any of the Construction Contracts, Project Manager shall promptly notify Owner and take such actions as may be required to cure such default, in a manner consistent with its obligations to provide Project Manager Pre-Opening Services pursuant to the provisions of this Agreement;

3. Records. Project Manager shall require Contractors and Design Professionals, subject to the terms and provisions of the Construction Contracts, to keep such full and detailed accounts as Owner or Project Manager shall deem necessary or desirable;

4. Bonds; Guaranty. Project Manager shall require Contractors to furnish a performance and payment bond and obtain a guaranty of performance and completion in accordance with the Construction Contracts, as applicable, and any other terms and conditions prescribed by Owner;

5. Architectural Review. Project Manager shall review designs and plans and specifications prepared by Design Professionals from time to time and shall consult with Design Professionals and Owner regarding such matters with the goal of achieving economy and construction feasibility for the Project;

6. Construction Consulting. Project Manager shall advise Design Professionals and Owner regarding the selection of materials, building systems, equipment, and energy conservation methods; and Project Manager shall make recommendations regarding such items and the labor, time, and other requirements for installation and construction; such review, advice and recommendations to take into account the following considerations: good construction practice; availability of materials and equipment; site logistics and temporary job site support facilities; unit prices and/or alternatives; procedures and coordination among the Project participants; and elimination of possible conflicts with overlapping trade responsibilities;

7. Redesign. Project Manager shall coordinate Contractors and Design Professionals with respect to redesign work that may be necessary or desirable for the Project to keep the Project within the Project Development Plan;

8. Bidding. Project Manager shall review in cooperation with Contractors, Design Professionals and other Project consultants, the working drawings, specifications and Plans as they are being prepared and make recommendations regarding the division of work in the working drawings to facilitate bidding and the awarding of separate contracts with various trades, taking into consideration such factors as time of performance, availability of labor, overlapping trade jurisdictions, provisions for temporary facilities, and encouragement of competitive bidding. Project Manager shall also coordinate Design Professionals, Contractors, and such other consultants as may be necessary to prepare, issue, and distribute bidding documents. In cooperation with Design Professionals, Project Manager shall conduct pre-bid conferences; receive bids; tabulate, check and review bids and prepare analyses of bids; and make recommendations and determinations for award of contracts or rejection of bids consistent with this Agreement;

9. Meetings. Project Manager shall schedule and attend regular meetings with representatives of Design Professionals, Contractors and such other consultants, as appropriate, and keep records of such meetings and submit same to Owner upon request;

10. Coordination. In consultation with Owner, Project Manager shall coordinate lines of authority and division of responsibility among Contractors and other persons involved in the Project;

11. Change Orders. Project Manager shall receive and process all requested change orders and make recommendations to Owner regarding same;

12. Reference Materials. Subject to the terms and conditions of the Construction Contracts, Project Manager shall use best efforts to confirm that Contractors are maintaining the following on a current basis: records of all contracts, shop drawings, samples, and applicable handbooks; governmental, commercial, and technical standards and specifications; maintenance and operating manuals and instructions; and any other related documents and materials that in any way arise out of or are necessary or convenient for the construction of the Project. Project Manager shall promptly inform Owner if Project Manager discovers any failure by Contractors to so maintain these aforementioned items. At the completion of the Project and upon Owner’s request, Project Manager shall deliver to Owner all such documents maintained by Project Manager and obtain and deliver to Owner those documents maintained by Design Professionals and Contractors;

13. Cost Control. In coordination with Contractors, Project Manager shall monitor an effective system of cost control;

14. Inspections. Project Manager shall conduct, when appropriate with respect to the progress of the various portions of the Project, inspections of such various portions of the Project; and Project Manager shall assist Design Professionals and design consultants in preparation of a list (“Punch List”) of incomplete or unsatisfactory items together with a schedule for their completion;

15. Delay Prevention. Project Manager shall work with Contractors and others and consultants to minimize labor conflicts, work stoppages, and jurisdictional disputes involving the Project;

16. Applications for Payment. Project Manager shall coordinate delivery of, review, approve, and consult with and provide advice to Owner on, all applications for payment from Contractors and Design Professionals; and

17. Owner’s Lenders. Project Manager shall manage and coordinate Owner’s obligations under any and all documents between Owner (and/or any affiliate of Owner) and/or any lender of Owner (“Owner’s Lenders”) relating to the construction or development of the Project, including but not limited to, the preparation and submission of requests for advances of funds, to the extent requested by Owner.

C. Mechanic’s Liens. Take such steps as are necessary or appropriate, consistent with this Agreement and the Construction Contracts, to minimize the likelihood that any Contractor, subcontractor, or material supplier (of which the Project Manager is aware following due inquiry) will file a mechanic’s lien against the Project, including the imposition and enforcement of lien waiver and/or joint check requirements when deemed appropriate by Owner or Project Manager or agreed upon between Project Manager and Owner’s Lenders;

D. Agreements with Third Parties. Negotiate such agreements, contracts, documents, and instruments with such parties as Project Manager, in good faith and in its reasonable discretion, may deem advisable, appropriate, or convenient provided that such items are within the scope of Project Manager’s responsibilities hereunder and consistent with Owner’s direction, if any, and the orderly development of the Project in accordance with the Project Development Plan;

E. Permits and Licenses. Prepare or cause to be prepared all such applications for permits and licenses as are necessary or advisable to complete the Project consistent with the Project Development Plan and Owner’s direction. Project Manager shall also communicate with governmental agencies, public service corporations, and utilities, as necessary or appropriate to proceed with and complete the Project in compliance with all applicable laws, ordinances, and regulations, and shall keep Owner informed of all such activities;

F. Support Functions. Administration and accounting in connection with the development of the Project consistent with this Agreement;

G. Support Staff. Provide reasonable administrative, secretarial, and bookkeeping personnel adequate to carry out Project Manager’s responsibilities under this Agreement;

H. Reports/Meetings/Conference Calls. Provide to Owner updates as agreed with the Owner (and Owner’s Lenders), as and when reasonably requested by Owner, disclosing in detail and in a form approved by Owner the status, progress, operations, and condition of the Project, and such other reports as Owner shall reasonably request. In addition, Project Manager shall provide any other information reasonably requested by Owner from time to time, including such matters as copies of invoices, progress statements, and architect’s certificates;

I. Budget Updates. Submit a revised budget for the approval of Owner as reasonably necessary to accurately reflect material changes to the Project Development Plan;

J. Consultation. Consult with Owner as to matters within the scope of the Project Manager Pre-Opening Services at any reasonable time as reasonably requested by Owner regarding the Project;

K. Coordination with Lender. Assist with the preparation of documentation and backup required for each draw request on Project Financing.

L. Pre-Opening Activities.

1. Pre-Opening Budget. Ninety (90) days prior to the scheduled Commencement Date, Project Manager shall commence implementation of a pre-opening program which shall include all activities necessary to financially and operationally prepare the Project Facilities for opening. To implement the pre-opening program, Project Manager shall prepare a comprehensive pre-opening budget which shall be submitted to Owner for its approval no later than one hundred twenty (120) days prior to the scheduled Commencement Date (“Pre-Opening Budget”). The Pre-Opening Budget shall set forth expenses which Project Manager anticipates to be necessary or desirable in order to prepare the Project Facilities for the Commencement Date, including, without limitation, cash for disbursements, furnishings and equipment and operating supplies, hiring, training, relocation and temporary lodging of employees, advertising and promotion, office overhead and office space (whether on or off the premises) and travel and business entertainment (including opening celebrations and ceremonies) (“Pre-Opening Expenses”).

2. Staffing Plan. Project Manager shall have the responsibility and authority to prepare the staffing plan and to direct the selection, retention and training of all employees performing services in connection with the management, operation and maintenance of the Project Facilities on and after the Completion Date. No later than ninety (90) days prior to the anticipated Completion Date of the Project (or any portion thereof which may be open to the public for business), Project Manager will have the responsibility to submit to Owner, for its approval, a detailed staffing plan for all personnel necessary to operate the Project Facilities (or portion thereof) in the manner contemplated by this Agreement, which staffing plan shall include, without limitation, organizational charts, a job classification system with job descriptions, salary levels and wage scales (the “Staffing Plan”).

3. Reasonable Estimate Only. Owner recognizes that the Pre-Opening Budget will be prepared well in advance of the Commencement Date and is intended only to be a reasonable estimate, subject to variation due to a number of factors, some of which will be outside of Project Manager’s control (e.g. the time of completion, inflationary factors and varying conditions for the goods and services required). Owner agrees that the Pre-Opening Budget may be modified from time to time, subject to approval of Owner in accordance with the procedure established by Section V.C.5 of this Agreement for adjustments to the Annual Operating Plan.

M. Final Completion. Assist Owner in any and all post completion matters as Owner may reasonably request consistent with the scope of the Project Manager Pre-Opening Services with regard to the Project.

IV.	Limitation on Project Manager with respect to Project Manger Pre-Opening Services.

Notwithstanding the provisions of Article III hereof and in addition to any other restrictions on Project Manager contained herein, Project Manager shall not, without the prior written consent of Owner, take any action outside of the authority and scope of this Agreement, including, but not limited to:

A. Unbudgeted Expenses; Material Changes. Any action or expenditure that is inconsistent with the Project Development Plan or any material change to the Project Development Plan;

B. Borrowings. Any financing or borrowing for or on behalf of Owner;

C. Contracts. Entering into any contract or incurring any obligation not relating to the Project or outside the scope of Owner’s direction and Project Manager’s authority; and

D. Dispute Resolution. Initiation, confession, settlement, or compromise of any claim, litigation, or arbitration.

V.	Day-to-Day Management of the Project Facilities.

Manager shall as an independent contractor perform services of the exclusive manager of the Project Facilities commencing upon the Commencement Date pursuant to the terms and conditions set forth in this Section V of the Agreement (“Project Manager Management Services”), and Manager hereby accepts such engagement, subject to receipt of all necessary regulatory approvals. Nothing herein grants or is intended to grant Project Manager a titled interest to the Project Facility. Owner shall have the sole proprietary interest in and ultimate responsibility for the conduct of all gaming conducted on the Project Facilities, subject to the rights and responsibilities of Project Manager under this Agreement.

Upon and after Commencement Date, Project Manager shall conduct and direct all business and affairs in connection with the day-to-day operation, management and maintenance of the Project Facilities, including the establishment of operating days and hours. In managing, operating, maintaining and repairing the Project Facilities, under this Agreement, Project Manager’s duties shall include, without limitation, the following:

A. Duties. Project Manager shall use reasonable measures for the orderly physical administration, management and operation of the Project Facilities, including, without limitation:

1. the administration of the cleaning, decorating, carpeting, grounds care, mechanical, electrical and other maintenance and repair work;

2. the selection, composition, administration and operation of a security force and related security measures;

3. the terms, conditions and amount of any insurance to be taken out with respect to the Project Facilities; provided that the amount and type of insurance is consistent with the industry practice;

4. the establishment and administration of an accounting system and financial records relating to the operations of the Project Facilities, including, without limitation, the gaming operations;

5. the administration of all non-gaming activities to be conducted at the Project Facilities, including, without limitation, all hospitality, retail and other related activities;

6. the selection of persons who may lease or otherwise operate and/or manage premises within the Project Facilities to conduct non-gaming activities, including, without limitation, all hospitality, retail and other related activities, including the terms and conditions of any such lease or other use;

7. the determination as to the number of hours per week and the days per week that the Project Facilities shall be open for business, taking into account the season of the year and other relevant factors, it being understood that the gaming portion of the Project Facilities shall be constructed and operated so that it can be in operation twenty-four (24) hours per day, seven (7) days per week, throughout the calendar year;

8. the hiring, training, evaluating, disciplining, promoting and dismissal of all employees, supervisors and management personnel for the Project Facilities, provided, however, that, pursuant to all Legal Requirements, the hiring and dismissal of the general manager and chief financial officer shall be subject to Owner approval;

9. subject to the approval of the Owner, the selection and administration of all gaming to be conducted;

10. the administration and disbursement of the payroll of all employees, supervisors and management personnel of the Project Facilities (including, without limitation, the withholding of deductions at source, to the extent applicable) and the administration of the payment of all taxes related to such employees, supervisors and management personnel;

11. the administration and serving of all the food and beverage facilities and operations;

12. the selection of all major entertainment, sports and promotional events to be staged;

13. subject to the direction of the Owner, the distribution of all revenues generated from the operation of the Project Facilities;

14. the selection and location of the financial institution in, which the revenues generated from the operation of the Project Facilities shall be deposited and administration of the banking arrangements in connection therewith (collectively, the “Accounts”);

15. the engagement of accountants, attorneys and other professionals with respect to all matters regarding taxation or other operations of the Project Facilities;

16. the advertisement, marketing and promotion of the Project Facilities;

17. subject to the approval of the Owner, the preparation of an Annual Operating Plan, the whole as more fully described in Section V.C of this Agreement; and

18. all matters necessarily ancillary to the responsibilities set forth in subparagraphs (1) to (17) above, it being acknowledged and agreed that the foregoing is not intended to be an exhaustive list of responsibilities of the Project Manager concerning the operation of the Project Facilities; and provided that all matters which affect the proprietary interest of the Owner in the gaming shall be subject to Owner approval.

B. Access to Project Facilities. Owner represents and covenants that Project Manager shall and may peaceably have complete access to and presence in the Project Facilities in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by Owner or by any other person or entity; provided, however, that such right of access to and presence in the Project Facilities shall cease upon the termination of this Agreement pursuant to its terms; provided, further, that such right to access and presence in the Project Facilities shall not be considered to be a transfer or conveyance to any right, title, or interest in the Project Facilities or any other land or real property; and provided further that if the Project Manager’s license is revoked by Owner pursuant to this Agreement, Project Manager’s access and presence in the Project Facilities in its capacity as the Project Manager shall be limited to recovery of Project Manager’s books, records and personal property of Project Manager and shall be terminated thereafter.

C. Annual Operating Plan.

1. Submission. Project Manager shall, prior to the scheduled Commencement Date, submit to Owner, for its approval, a proposed Annual Operating Plan for the remainder of the current Fiscal Year. Thereafter, Project Manager shall, not less than sixty (60) days prior to the commencement of each full or partial Fiscal Year, submit to Owner, for its approval, a proposed Annual Operating Plan for the ensuing full or partial Fiscal Year, as the case may be. The Annual Operating Plan shall include a projected income statement, balance sheet and projection of cash flow for the Project Facilities, with detailed justifications explaining the assumptions used therein and included with the Annual Operating Plan shall be a schedule of repairs and maintenance, a business and marketing plan for the Fiscal Year and the minimum balance which must remain in the Accounts as of the end of each month during the Fiscal Year to assure sufficient monies for working capital purposes and other expenditures authorized under the Annual Operating Plan.

2. Content. The Annual Operating Plan for the Project Facilities will be comprised of the following:

(a) a statement of the estimated income and expenses for the coming Fiscal Year, including estimates as to revenues and Operating Expenses for such Fiscal Year, such operating budget to reflect the estimated results of the operation during each month of the subject Fiscal Year;

(b) either as part of the statement of the estimated income and expenses referred to in the preceding clause (a), or separately, budgets (and timetables and requirements of Project Manager) for: (i) repairs and maintenance; (ii) Capital Replacements as described further in Section V.C below; (iii) furnishings and equipment; (iv) advertising and business promotion programs for the Project Facilities; (v) the estimated cost of Promotional Allowances; and

(c) a business and marketing plan for the subject Fiscal Year.

3. Review and Approval. Owner’s review and approval of the Annual Operating Plan shall proceed with all deliberate speed and shall not be unreasonably withheld or delayed. Owner shall review the Annual Operating Plan on a line-by-line basis. To be effective, any notice which disapproves a proposed Annual Operating Plan must contain specific objections in reasonable detail to individual line items.

4. Disputed Budget Items. If the proposed Annual Operating Plan contains disputed budget item(s), Owner and Project Manager agree to cooperate with each other in good faith to resolve the disputed or objectionable proposed item(s). If Owner and Project Manager are unable to resolve the disputed or objectionable item(s) prior to the commencement of the applicable Fiscal Year, the undisputed portions of the proposed Annual Operating Plan shall be deemed to be adopted and approved and the corresponding line item(s) contained in the Annual Operating Plan for the preceding Fiscal Year shall be adjusted as set forth herein and shall be substituted in lieu of the disputed item(s) in the proposed Annual Operating Plan. Those line items which are in dispute shall be determined by increasing the preceding Fiscal Year’s actual expense for the corresponding line items by an amount determined by Project Manager which does not exceed the Consumer Price Index for All Urban Consumers for the Fiscal Year prior to the Fiscal Year with respect to which the adjustment to the line item(s) is being calculated or any successor or replacement index thereto. The resulting Annual Operating Plan obtained in accordance with the preceding sentence shall be deemed to be the Annual Operating Plan in effect until such time as Project Manager and Owner have resolved the items.

5. Adjustments to Annual Operating Plan. Project Manager may, after notice to and approval by Owner, revise the Annual Operating Plan from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of expense. Project Manager may, after notice to Owner, reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Annual Operating Plan as Project Manager deems necessary, provided that the total adjustments to the Annual Operating Plan shall not exceed one hundred twenty percent (120%) of the aggregate approved Annual Operating Plan without approval of Owner. Project Manager shall submit all revisions of the Annual Operating Plan to Owner for review on a quarterly basis. In addition, in the event actual revenues for any period are greater than those provided for in the Annual Operating Plan, the amounts approved in the Annual Operating Plan for all variable costs, including but not limited to, guest services, food and beverage, telephone, utilities, marketing and the repair and maintenance of the Project Facilities for any month shall be automatically deemed to be increased to an amount that bears the same relationship (ratio) to the amounts budgeted for such items as actual revenues for such month bears to the projected revenues for such month.

Owner acknowledges that the Annual Operating Plan is intended only to be a reasonable estimate of the Project Facilities’ revenues and expenses for the ensuing Fiscal Year. Project Manager shall not be deemed to have made any guarantee concerning projected results contained in the Annual Operating Plan.

D. Capital Budget. In addition to the provisions set forth above, the Annual Operating Plan shall describe the present value, estimated useful life and estimated replacement costs for the ensuing full or partial year, as the case may be, for the physical plant, furnishings, equipment, and ordinary capital replacement items, all of which are defined to be any items, the cost of which is capitalized and depreciated, rather than expensed, using GAAP (“Capital Replacements”) as shall be required to operate the Project Facilities in accordance with sound business practices.

E. Capital Replacements. Owner shall effect and expend such amounts for any Capital Replacements as shall be required, in the course of the operation of the Project Facilities, to maintain, at a minimum, the Project Facilities in compliance with any Legal Requirements and to comply with Project Manager’s recommended programs for renovation, modernization and improvement intended to keep the Project Facilities competitive in its market, to maintain industry standards; or to correct any condition of an emergency nature, including, without limitation, maintenance, replacements or repairs which are required to be effected by Owner, which in Project Manager’s sole discretion requires immediate action to preserve and protect the Project Facilities, assure its continued operation, and/or protect the comfort, health, safety and/or welfare of the Project Facilities’ guests or employees.

VI.	Non-Exclusive Services.

Project Manager will employ a sufficient number of personnel as are necessary to perform the Project Manager Pre-Opening Services and Project Manager Management Services consistent with this Agreement. Owner acknowledges and agrees that Project Manager is permitted to become engaged in any other or additional activities as long as such activities do not impair or restrict its ability to timely and fully comply with its obligations and covenants under this Agreement.

VII.	Development and Operating Capital.

The development capital for the Project and operating capital for the Project Facilities shall be provided by Owner from the proceeds of the Project Financing and Owner’s capital.

VIII.	Disbursements for Pre-Opening Expenses before Commencement Date.

As part of Project Manager Pre-Opening Services, Project Manager shall establish for the benefit of Owner in the Owner’s name one or more disbursement accounts (“Construction Disbursement Account(s)”). Project Manager shall, consistently with and pursuant to the Project Development Plan, have responsibility and authority for making all payments for construction expenses and debt service on the Project Financing from the

Construction Disbursement Account(s). Owner shall make periodic deposits from its funds, including Project Financing, into the Construction Disbursement Account(s) in amounts necessary for Project Manager to implement the Project Development Plan. The disbursements from the Construction Disbursement Account(s) shall be subject to and be in compliance with the disbursement procedure required by the Owner’s Lenders pursuant to the Project Financing.

IX.	Disbursements for Operating Expenses after Commencement Date.

A. Disbursement Accounts. Project Manager shall establish for the benefit of Owner in the Owner’s name one or more disbursement accounts, capital reserve accounts and house bank accounts (collectively, “Operations Disbursement Accounts”). Project Manager shall, consistent with and pursuant to the approved Annual Operating Plan, have responsibility and authority for making all payments for Operating Expenses and debt service on the Project Financing, if any, from the Operations Disbursement Accounts. Manager shall retain for the Operations Disbursement Accounts such amounts that Manager from time to time determines necessary to have at the Project Facilities to meet its capital maintenance and regulatory needs. In addition, proceeds from the sale of capital items no longer needed for the operation of the Project Facilities, and the proceeds of any insurance received in reimbursement for any items previously paid for the Capital Replacement, shall be deposited into the Operations Disbursement Accounts.

B. Investment of Funds. The Project Manager may invest and reinvest all money held in the Disbursement Account(s) in such Permitted Investments as the Project Manager may from time to time direct pursuant to written instructions. Such Permitted Investments shall be registered in the name of Owner and held by or under the control of Owner. Such investments and reinvestments shall be made giving full consideration for the time at which funds are required to be available under this Agreement. The Project Manager shall, in such order of priority as the Project Manager may from time to time direct, sell such investments as and when required to make any payment from the Disbursement Account(s). Any income received on such investments shall be credited to the Disbursement Account(s).

X.	Project Manager Compensation.

A. Fees.

1. Development Fee. In consideration for the timely and complete performance by Project Manager of the Project Manager Pre-Opening Services, Owner shall pay Project Manager a development management fee commencing on the date of this Agreement and payable in arrears in quarterly installments in an amount equal to one percent (1%) of the Project Costs (the “Development Management Fee”); provided that such Development Management Fee shall not exceed Four Million Dollars and No/Cents ($4,000,000.00).

2. Operations Management Fee. In consideration for the timely and complete performance by Project Manager of the Project Manager Management Services,

Owner shall pay Project Manager an operations management fee commencing on the Commencement Date and payable in arrears in quarterly installments in an amount equal to two percent (2%) of the Project AGR for such period, plus an amount equal to five percent (5%) of the earnings before interest, taxes, depreciation and amortization (determined to the extent applicable in accordance with GAAP and, for avoidance of doubt, excluding non-recurring items of income or expense) of Owner for such period (collectively, the “Operations Management Fee” and together with the Development Management Fee, the “Fees”).

3. Method of Payment. Each quarter, Project Manager shall submit to Owner an itemized invoice of all Fees due and owing to Project Manager (a “Request for Payment”), which amount shall consist of the portion of Project Manager’s Development Management Fee earned for the relevant period requested and the Operations Management Fee due for such preceding month. Owner shall subject to the terms of this Agreement, within five (5) calendar days of receipt of a properly completed Request for Payment, pay Project Manager all fees due and owing hereunder. Owner will pay interest at one (1) point above the current prime interest rate charged by Bank of America, N.A., for any amounts due and owing pursuant to the terms of this Agreement not made to Project Manager within five (5) calendar days of the date of Owner’s receipt and approval of a Request for Payment for such amount. Interest shall only begin to accrue after such fifth day.

B. Reimbursable Expenses. Owner shall reimburse Project Manager for all reimbursable expenses, as described more fully below, properly incurred by Project Manager in performance of the Project Manager Pre-Opening Services and Project Manager Management Services under this Agreement (“Reimbursable Expenses”). Reimbursable Expenses shall consist of all reasonable, necessary and appropriate out-of-pocket costs and expenses (but not overhead or profit) actually and reasonably incurred by Project Manager in connection with performance of the services described in this Agreement, including, but not limited to, Project Manager’s actual costs without markup or addition for full time project managers on-site for Project prior to the Commencement Date, including wages and other benefits approved in writing by Owner in advance, project cost accounting, administrative costs, professional liability insurance (if requested by Owner), clean up, trash removal, temporary facilities, travel, lodging and subsistence, telephone, telex, facsimile, overnight express mail, postage, and copying. Project Manager shall submit to Owner an itemized invoice (with receipts) of all Reimbursable Expenses incurred during the preceding month as a part of the monthly Request for Payment. Owner will pay interest at one (1) point above the current prime interest rate charged by Bank of America, N.A., for any amounts for Reimbursable Expenses due and owing pursuant to the terms of this Agreement not made to Project Manager within five (5) calendar days of the date of Owner’s receipt and approval of a Request for Payment for such amount. Interest shall only begin to accrue after such fifth day.

C. Project Manager’s Responsibility For Taxes. It is expressly understood that no taxes of any nature whatsoever are considered a component of the Fees or a Reimbursable Expense (except sales tax incurred directly by Project Manager upon and at the point of purchase of any item which qualifies as a Reimbursable Expense). Project

Manager shall be responsible for and shall timely pay, all taxes relating to or arising out of Project Manager’s performance of the Project Manager Pre-Opening Services and the Project Manager Management Services.

D. Discounts, Rebates and Refunds. Project Manager shall use best efforts to allow Owner to get the benefit of cash discounts, trade discounts, rebates and refunds for the Project. Opportunities for cash discounts, trade discounts, rebates and refunds shall be reflected in Project Manager’s monthly Requests for Payment submitted pursuant to this Article IX. Any such cash discounts, trade discounts, rebates and refunds actually received will be for the benefit of Owner.

E. No Duplication. Notwithstanding the breakdown or categorization of any costs in this Agreement (or the documents attached hereto), there shall be no duplication of payment in the event any particular items for which payment is requested can be characterized as falling into more than one of the types of compensable or reimbursable categories.

XI.	Termination.

A. Termination Based on Project Manager’s Default. In the event of an Event of Default (as defined below), Owner shall have all rights and remedies provided at law or in equity, including the right to terminate this Agreement and recover Owner’s damages less costs saved. No further fee or reimbursement, including, but not limited to, the Fees or Reimbursable Expenses, shall be due Project Manager with respect to any period after the effective date of a termination because of Project Manager’s default. The following shall constitute “Events of Default” by Project Manager:

1. Bankruptcy. Project Manager commences a case in bankruptcy or insolvency or makes a general assignment for the benefit of creditors; or the filing by or against Project Manager of any proceeding under any insolvency or bankruptcy law, unless in the case of a proceeding filed against Project Manager, the same is dismissed within thirty (30) days from such initial filing; or the appointment of a trustee or receiver to take possession of all or substantially all of Project Manager’s assets, unless possession is restored to Project Manager within thirty (30) days of such appointment;

2. Gaming Problem. A Gaming Problem is caused by Project Manager and Owner determines in its reasonable discretion that no satisfactory solution is available other than to terminate this Agreement; or

3. Other Failures. Project Manager otherwise engages in willful or reckless misconduct with respect to its duties hereunder or its obligations pursuant to the terms and provisions hereof, or willfully breaches any provision of this Agreement, and Project Manager fails to cure such failure within thirty (30) days after written notice from Owner setting forth Project Manager’s failure.

B. Casualty. Owner may terminate the Agreement due to events of casualty as more particularly described in Section XVII.D hereof.

C. Implementation. Upon any termination, Owner shall have the right to take possession of the Project or the Project Facilities, as applicable, and to exercise and/or derive the benefits of any contract rights and other intangibles associated with the Project and Project Facilities, as applicable. Owner shall be free to make such arrangements as Owner deems necessary to cause the completion of the duties that are the obligation of Project Manager hereunder. Project Manager shall do all things necessary or appropriate to perfect Owner’s rights to the items listed in this paragraph. Without limiting the generality of the preceding sentence, Project Manager shall assemble such items consistently with Owner’s instructions, execute any assignments reasonably requested by Owner, promptly deliver to Owner all books and records relating to the Project and the Project Facilities, as the case may be, and promptly deliver to Owner any money held by Project Manager in connection with the Project and the Project Facilities, as the case may be.

D. Remedies Cumulative. The rights and remedies of Owner under this Article XI shall be non-exclusive, and shall be in addition to all other rights and remedies available to Owner under the Agreement or at law, in equity or otherwise.

E. Suspension of Performance of Project Manager Pre-Opening Services. Owner may at any time, and from time to time, and for any reason, direct Project Manager to stop work under this Agreement for such period of time as Owner may determine in writing up to 30 days cumulative duration. No such suspension, delay or interruption by Owner shall constitute a breach or default by Owner under this Agreement. Notwithstanding any other provision of this Agreement or otherwise, in no event shall Owner be liable for, or Project Manager be entitled to (and Project Manager hereby waives any and all claims for), any lost opportunity, lost profit or consequential damages, including, but not limited to, as a result of any suspension, delay, interruption or reduction by Owner under this Section XI.E, or otherwise under this Agreement for any circumstances. Project Manager shall resume providing Project Manager Pre-Opening Services upon the date specified by Owner.

F. Project Manager’s Remedies. If payment from Owner pursuant to a Request for Payment, approved by Owner and Owner’s Lenders pursuant to the disbursement procedure set forth in the Project Financing, has not been received by Project Manager as provided for in this Agreement, interest shall thereafter commence to accrue on such delinquent amounts as provided in this Agreement. If payment of undisputed amounts to which Project Manager is otherwise then entitled pursuant to the terms of this Agreement are not paid by Owner to Project Manager within fourteen (14) days after the date such amounts are properly due and owing and written notice by Project Manager that the same are past due, Project Manager shall have all rights and remedies provided at law or in equity, including the right to terminate this Agreement upon an additional five (5) business days’ written notice to Owner.

G. Project Manager Not Responsible for Construction Means and Methods or the Acts of Others. Project Manager will not supervise, direct, control or have authority over any means, methods, techniques or procedures of construction, or the safety precautions and programs incident thereto of any Contractor, subcontractor, vendor, supplier or other person or entity performing work for the Project. Project Manager will not be responsible for any negligent act or omission, (or any damages resulting from such negligent act or omission), of any Contractor, subcontractor, vendor, supplier, Design Professional, purchasing agent or other person or entity performing or furnishing work for the Project, including any negligent act or omission in connection with the failure to comply with laws and regulations applicable to the furnishing or performance of the work on the Project or the failure to perform or furnish the work for the Project in accordance with any Construction Contract.

XII.	Project Manager/Owner Relationship.

A. Project Manager/Owner Relationship. Owner does hereby appoint and constitute Project Manager as the exclusive party to carry out the Project Manager Pre-Opening Services and the Project Manager Management Services. The parties hereto agree that in the performance of its duties and obligations hereunder, Project Manager is acting as an independent contractor, but is not the “general contractor” for the Project and the Project Facilities, as the case may be, within the generally accepted meaning of the term. Project Manager agrees that no person employed by Project Manager in connection with the services provided hereunder shall be considered to be an employee of Owner by virtue of this Agreement or the services performed hereunder. Subject to collateral assignment provision in Section XVII.B, Project Manager may not assign this agreement or delegate its duties hereunder without the prior written consent of Owner, which consent shall not be unreasonably withheld or delayed.

B. Project Manager Indemnity. Project Manager hereby agrees to indemnify, protect, defend, save and hold harmless Owner, its parents, subsidiaries and affiliates, Owner’s Lenders, and all of their respective present and future officers, directors, shareholders, employees, partners, representatives, members, agents, successors and assigns thereof (the “Indemnified Parties”), from and against any and all claims, liabilities, suits, damages, costs, expenses and demands incurred by such Indemnified Parties by reason of Project Manager’s willful or reckless misconduct with respect to Project Manager’s duties under this Agreement.

C. Owner Indemnity. Owner hereby agrees to indemnify, protect, defend, save and hold harmless Project Manager, its parents, subsidiaries and affiliates, and all of their respective present and future officers, directors, shareholders, employees, partners, representatives, members, agents, successors and assigns thereof (the “Project Manager Indemnified Parties”), from and against any and all claims, liabilities, suits, damages, costs, expenses and demands of any kind arising out of, connected with or incidental to Project Manager’s performance of its duties under this Agreement, except that Owner shall not be required to indemnify Project Manager Indemnified Parties for any loss, damage, or claim incurred by Project Manger Indemnified Parties by reason of Project Manager’s willful or reckless misconduct with respect to its duties under this Agreement.

D. Hazardous Substances. Owner agrees to indemnify and release Project Manager, its agents and employees, from and against any and all liabilities, damages, claims, penalties, fines, settlements, causes of action, costs or expense resulting from or attributable to: (a) the presence, disposal, release or threatened release of any Hazardous Substance; (b) personal injury (including wrongful death) or property damage (real or personal) arising out of or relating to a Hazardous Substance; (c) any lawsuits or administrative order relating to a Hazardous Substance; or (d) any violation of any Environmental Law; except for any such liabilities, damages, claims, penalties, fines, settlements, causes of action, costs or expense or any injury or other of the foregoing in clauses (a) through (d) resulting from or attributable to acts or omissions by Project Manager or its agents and employees, breaches of this Agreement by Project Manager or its agents or employees. “Hazardous Substance” shall mean substances or materials regulated pursuant to any applicable Environmental Law. “Environmental Law” shall mean any and all Federal, state and local statutes, laws, regulations, ordinances, rules, publications, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment, or to emissions, discharges, disposal, releases or threatened releases of pollutants, contaminants, chemicals, hazardous substances or wastes into the environment.

E. Ownership of Information. All of the marketing or other information concerning guests and customers of the Project Facilities and attributable to the operations of the Project Facilities (including information obtained pursuant to agreements relating to the computerized reservation, revenue management, property management, and other systems(s)), (all such information, the “Information”) will be the proprietary information and property of Project Manager. Project Manager may use, or may permit any of its affiliates to use, the Information (except for information provided by Owner with respect to its officers, directors or members) for any reason as Project Manager deems necessary or appropriate, in its sole judgment. All revenues Project Manager may derive the exploitation of such Information in connection with Project Manager’s owned or operated gaming facilities other than the Project Facilities shall be the property of Project Manager and not Owner. Owner shall be permitted to use Information, and Project Manager shall provide such Information to Owner, for the purpose of and in connection with the operation of the Project Facilities during the term of this Project Management Agreement. Such use shall be at Owner’s sole risk and responsibility. During such use Owner shall abide by all applicable laws pertaining to the privacy and security of personal information. Owner may sublicense the right to use the Information granted hereunder to RLJ, subject to the same limitations and for the same term, and solely in connection with the conduct of any casino business by RLJ; provided, however, that (i) RLJ shall keep Project Manager (or Pinnacle) reasonably informed of the manner in which RLJ intends to use such information; and (ii) RLJ may use such Information in the conduct of such business only if (A) he has meaningful equity participation in the entity conducting such business, (B) he does not disclose or use such information for any purpose other than authorized by this Section XII.E, (C) he takes steps as may be necessary or advisable to prevent any disclosure or use not authorized by this Section XII.E, and (D) any such use is in accordance with applicable law.

XIII.	Waiver of Subrogation.

Project Manager hereby waives any and all rights, claims and demands of any nature which it may have against Owner on account of any loss or damage or liability to the extent such loss, damage, liability or risk is actually paid by an applicable insurance policy.

XIV.	Warranty Disclaimer.

Subject to the terms and provisions of this Agreement, in no event shall Project Manager’s review of or recommendation to Owner relating to matters submitted by Design Professionals, Contractors, subcontractors or other persons or entities performing work on the Project be construed as any representation or warranty, express or implied, as to the sufficiency or feasibility of any design documents, the adequacy of any construction materials or construction means or methods, the nature of any equipment or materials supplied to or incorporated in the Project, the sufficiency of any safety modifications or safety equipment installed at the Project, the structural integrity of any structure on the Project or the compliance of any such matters, documents or things with any local, State or federal legal requirements.

XV.	Consequential Damages Disclaimer.

Notwithstanding any other provision of this Agreement, in no event shall either Owner or Project Manager be liable to such other party, its successors, heirs, assigns and transferees under any theory of recovery, whether based on contract, tort (including negligence of any kind), strict liability, warranty (express or implied), or otherwise for any indirect, special, incidental or consequential damages, including, but not limited to, loss of revenues or profits, loss of use, cost of capital or damage to personal property, by reason of anything done or omitted to be done under or in connection with this Agreement, whether such act or omission constitutes a breach of this Agreement or results in another or different cause of action.

XVI.	Notices.

A. Form of Notice. Notices, demands or requests required or permitted to be given pursuant to this Agreement shall be deemed duly given if in writing and forwarded by personal delivery, by registered or certified United States mail, return receipt requested, postage prepaid, or by a nationally recognized courier service, prepaid.

B. Notice to Owner. In the case of Owner, notices shall be addressed to                     .

C. Notice to Project Manager. In the case of Project Manager, notices shall be addressed to John A. Godfrey, in care of Pinnacle Entertainment, Inc., at 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109, telecopy: (702) 784-7778.

D. Change of Address. The addresses of Owner or Project Manager may be changed from time to time by service of notice as provided herein.

E. Effective Date of Notice and Response to Notice. All notices, demands and requests shall be effective upon being deposited in the United States mail or with such courier service; however, the time period in which response to any notice, demand or request must be given, if any, shall commence to run from the date of receipt of the notice, demand or request by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent.

XVII.	Miscellaneous.

A. No Liens. Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Project Manager, express or implied, to any supplier, vendor, contractor, subcontractor, laborer, mechanic, materialman, Design Professional or purchasing agent for the performance of any labor or the furnishing of any materials in connection with the Project that would give rise to the filing of any mechanic’s or materialman’s liens or claims of lien against the Project, the Project Facilities, or any portion(s) thereof.

B. Binding Effect, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Project Manager and Owner and their respective contractors, agents, successors and assigns. Owner may assign this Agreement to any affiliate, and as collateral to any Owner’s Lender or franchisor(s). Project Manager may assign this Agreement as a collateral to its lender(s). Whenever reference is made in this Agreement to Project Manger or Owner, such reference shall be deemed to include a reference to the successors and permitted assigns of Project Manager or Owner.

C. Amendments. This Agreement may not be amended except in writing duly signed by Project Manager and Owner.

D. Casualty. If the Project is wholly or materially damaged or destroyed by war, fire, storm, lightning, flood, earthquake, settlement or defective soil, expansion or contraction, cracking or deflection, surface or subsurface water, mob violence, vandalism, or other casualty before issuance of a final certificate of occupancy, then Owner shall have the right in Owner’s sole and absolute discretion either (a) to terminate this Agreement pursuant to Section XII.B or (b) to continue the Project.

E. Merger; Entire Agreement; Conflicts. This Agreement, the Operating Agreement and the schedules attached hereto, if any, constitutes the entire agreement between the parties hereto pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both parties. In the event of any conflict between this Agreement and the Operating Agreement as they relate to the relationship between and obligations of Owner and Project Manager to each other, the Operating Agreement shall control.

F. Severability; Enforceability. Whenever possible, each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law. If, however, any provision of this Agreement shall be prohibited, unenforceable, invalid or void under applicable law, then such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement and such provision shall automatically be replaced by a valid provision which as nearly as possible effectuates the intent of the parties.

G. Litigation Costs. If any party brings any action, suit, or arbitration proceeding against the other party hereunder to enforce or interpret any provision of this Agreement, then the prevailing party shall be entitled to have and recover from the other party all costs and expenses of suit, including reasonable attorneys’ fees as awarded by the court or arbitrator.

H. Dispute Resolution and Governing Law.

1. Dispute Resolutions. Any controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, shall be settled in accordance with procedure set forth in Section 12.13 of the Operating Agreement.

2. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, regardless of the choice or conflict of laws provisions of Pennsylvania or any other jurisdiction.

I. Non-Waiver. In resolving disputes, it is expressly agreed that no action or failure to act by Owner, Project Manager or any agent, representative, employee or officer of either of them shall constitute a waiver of any right or duty afforded to either party in the Agreement. It is likewise expressly agreed that any action or failure to act by either party shall not constitute approval of or acquiescence in any breach of this Agreement, except as are specifically agreed to in writing by the parties’ corporate officers.

J. Survival. Any provisions which by their express terms extend beyond termination of this Agreement or which by their nature so extend, shall survive termination of this Agreement. Such provisions shall include, but not limited to, Project Manager’s covenants, representations, warranties, releases and indemnities and the benefit thereof.

K. Headings. Section and other headings are not to be considered part of this Agreement, have been included solely for the convenience of the parties, and are not intended to be full or accurate descriptions of the contents.

L. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures, or signatures delivered by other electronic means, shall constitute original signatures.

M. Further Assurances. Each party agrees to perform any further acts and execute and deliver any further documents, from time to time, that may be reasonably necessary to carry out the intent and purposes of this Agreement.

N. Subordination. Notwithstanding anything to the contrary in this Agreement and to the extent permitted by applicable law, Project Manager agrees that any and all liens and lien rights and benefits (including enforcement rights) Project Manager may have under applicable law shall at all times be subordinate and junior to any and all liens, security interests, mortgages, deeds of trust and other encumbrances of any kind (on the site for the Project Facilities and otherwise) in favor of any of Owner’s Lenders (“Lender Liens”), notwithstanding that such services may be or are commenced or done on, and materials may be or are furnished to, the Project prior to any Lender Liens being imposed upon or recorded against the site for the Project Facilities or any of Owner’s assets and before expiration of the time fixed under applicable law for filing of mechanics and materialmen’s liens. Project Manager shall, to extent permitted under applicable law, sign and deliver to Owner and Owner’s Lenders from time to time upon request by Owner or any of Owner’s Lenders: (i) written and recordable acknowledgments and restatements of the provisions of this Section XVII.N and the subordination described herein, and (ii) such affidavits, certificates, releases, indemnities, waivers and instruments (and in form and content) as Owner’s or Owner’s Lender’s title insurer shall require to allow such insurer to issue such title endorsements as Owner or Owner’s Lenders require (including insuring first priority of Lender Liens).

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

“OWNER”	PNK (PA), LLC,
a Pennsylvania limited liability company

By:
Name:
Its:

“PROJECT MANAGER”	,
a Delaware

By:
Name:
Its:

EXHIBIT B

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into this              day of                     , 2006 between PNK (PA), LLC, a Pennsylvania limited liability company (the “Company”), and Robert L. Johnson, an individual (“RLJ”).

RECITALS:

A. The Company has been issued a license to conduct a gaming business located in or around Philadelphia County, Pennsylvania, and, in connection therewith, the Company will develop, construct, improve, finance, manage, and operate a commercial real estate project, and obtain all rights and licenses necessary or attendant thereto, for the operation of a mixed-use gaming casino and entertainment complex to be situated on or about approximately 33 acres located in what is currently known as the “Fish Town” area within Philadelphia County, Pennsylvania (the “Project”);

B. Through his experience as founder, principal owner, and CEO of Black Entertainment Television and, among other things, in bringing the National Basketball Association expansion team, the Bobcats, to Charlotte, N.C., RLJ has become a nationally recognized individual with extensive experience in promoting, marketing, advising, endorsing and consulting on a wide variety of projects within a number of industries and has numerous networking connections throughout the sports and entertainment industries and in the business community in general;

C. In connection with the foregoing, the Company desires to engage RLJ to provide assistance and consulting services in connection with the promotion and marketing of the Project, under the terms hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Engagement. The Company hereby engages RLJ to provide advisory services to the Company in connection with the marketing and promotion of the Company and the Project, including assisting the Company in certain marketing, promotions and strategy for the Project, sometimes involving celebrity appearances, and consulting on certain special promotional events. RLJ agrees to accept such engagement under the terms and conditions set forth herein and to use reasonable effort to perform the duties reasonably requested by the Company. The Company acknowledges and agrees that RLJ is involved in a wide variety of business and other enterprises, which take substantial amounts of his time and attention, and therefore, that RLJ will not be obligated hereunder to commit any specific period of time or number of hours hereunder; nor will the Company be permitted to use RLJ’s likeness or name in any promotional or other advertising materials without RLJ’s prior consent. Without limiting other efforts that RLJ may undertake on behalf of the Company, RLJ shall coordinate his efforts with designated representatives of the Company, and shall use reasonable efforts to make himself available by phone for scheduled consultations. The services to be performed by RLJ pursuant to this Agreement shall be performed as an independent contractor and not as an employee of the Company or any affiliate thereof.

2. Term. The term of this Agreement shall commence as of the date hereof and shall continue, unless terminated earlier strictly as provided in this Agreement, for so long as RLJ continues to own, directly or indirectly, at least 20% of the outstanding units of the Company.

3. Compensation. RLJ shall receive, in consideration for furnishing such services for any period, a service fee in an amount equal to one percent (1%) of the Project AGR (as defined in that certain Project Management Agreement, dated as of                     , 2006, by and among the Company and Pinnacle Entertainment, Inc., a Delaware corporation) for such period; provided, however, that upon receipt of the certificate of occupancy by Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”), or its affiliate in respect of Pinnacle’s newly proposed casino project in Atlantic City, New Jersey (located at the site of former The Sands Hotel and Casino, in Atlantic City, New Jersey), such service fee shall increase to an amount equal to one and one-half percent (1  1/2%) of the Project AGR for any period commencing after receipt of such certificate of occupancy. The service fee shall be determined and paid in arrears on a quarterly basis no later than forty-five days following the end of each calendar quarter during the term of this Agreement. Each payment shall be accompanied by a statement reflecting the computation of Project AGR for the quarter, certified as true and correct by the Company’s Chief Financial Officer.

4. Business Expenses. The Company shall reimburse RLJ for his reasonable, necessary and appropriate out of pocket costs and expenses (but not overhead or profit) actually and reasonably incurred by RLJ in connection with the furnishing of services hereunder, excluding (a) in the case of private air transportation, any costs or expenses in excess of the reasonable costs and expenses of using first class commercial air transportation, and (b) any costs or expenses for rent, general office expenses or other indirect or overhead expenses.

5. No Liability. With regard to the services to be performed by RLJ pursuant to the terms of this Agreement, RLJ shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Company (“Company Indemnified Parties”), for any acts or omissions in the performance of services on the part of RLJ or on the part of the agents or employees of RLJ; provided that RLJ hereby agrees to indemnify, protect, defend, save and hold harmless the Company Indemnified Parties from and against any and all claims, liabilities, suites, damages, costs, expenses and demands of any kind incurred by such persons by reason of RLJ’s willful or reckless misconduct with respect to RLJ’s duties under this Agreement. The Company shall indemnify, defend and hold RLJ harmless from any obligations, liabilities, expenses, claims, judgments, attorneys’ fees and attachments arising from or out of the services rendered to the Company pursuant to the terms of this Agreement or in any way connected with the rendering of the services contemplated hereunder, except that the Company shall not be required to indemnify, defend or hold harmless RLJ for any loss, expense, judgment, damage, or claim incurred by RLJ by reason of RLJ’s willful or reckless misconduct with respect to his duties under this Agreement.

6. Other Activities. Nothing in this Agreement shall restrict or limit in any way RLJ’s right to engage, participate or invest in, independently or with others, any business venture or activity of any type of description, including those that might be the same as or similar to the Company’s business and that might be in direct or indirect competition with the Company.

7. Termination Based on RLJ’s Default. In the event of an Event of Default (as defined below), the Company shall have all rights and remedies provided at law or in equity, including the right to terminate this Agreement and recover Company’s damages. No further service fee or reimbursement of expenses shall be due RLJ with respect to any period after the effective date of a termination because of RLJ’s default. The following shall constitute “Events of Default” by RLJ:

(a) Bankruptcy. RLJ commences a case in bankruptcy or insolvency or makes a general assignment for the benefit of creditors; or the filing by or against RLJ of any proceeding under any insolvency or bankruptcy law, unless in the case of a proceeding filed against RLJ, the same is dismissed within thirty (30) days from such initial filing; or the appointment of a trustee or receiver to take possession of all or substantially all of RLJ’s assets, unless possession is restored to RLJ within thirty (30) days of such appointment;

(b) Gaming Problem. A Gaming Problem is caused by RLJ and the Company determines in its reasonable discretion that no satisfactory solution is available other than to terminate this Agreement;

(c) Catch-Up Default. A Catch-Up Default (within the meaning of Section 3.3(b) of that certain Amended and Restated Limited Liability Company Operating Agreement of PNK (PA), LLC, dated as of             , 2006, by and among the Company, Pinnacle Entertainment, Inc., a Delaware corporation, and RLJ (the “Operating Agreement”)) has occurred;

(d) Death. RLJ dies or becomes legally incompetent; or

(e) Other Failures. RLJ otherwise engages in willful or reckless misconduct with respect to its duties hereunder or its obligations pursuant to the terms and provisions hereof, or willfully breaches any provision of this Agreement, and RLJ fails to cure such failure within thirty (30) days after written notice from the Company setting forth RLJ’s failure.

8. Casualty. If the Project is wholly or materially damaged or destroyed by war, fire, storm, lightning, flood, earthquake, settlement or defective soil, expansion or contraction, cracking or deflection, surface or subsurface water, mob violence, vandalism, or other casualty before issuance of a final certificate of occupancy, then the Company shall have the right in the Company’s sole and absolute discretion either (a) to terminate this Agreement or (b) to continue the Project.

9. RLJ’s Remedies. If payment of undisputed amounts to which RLJ is otherwise then entitled pursuant to the terms of this Agreement are not paid by the Company to RLJ within fourteen (14) days after the date such amounts are properly due and owing and written notice by RLJ that the same are past due, RLJ shall have all rights and remedies provided at law or in equity, including the right to terminate this Agreement upon an additional five (5) business days’ written notice to the Company.

10. Waiver of Subrogation. RLJ hereby waives any and all rights, claims and demands of any nature which it may have against the Company on account of any loss or damage or liability to the extent such loss, damage, liability or risk is actually paid by an applicable insurance policy.

11. Consequential Damages Disclaimer. Notwithstanding any other provision of this Agreement, in no event shall either the Company or RLJ be liable to such other party, its successors, heirs, assigns and transferees under any theory of recovery, whether based on contract, tort (including negligence of any kind), strict liability, warranty (express or implied), or otherwise for any indirect, special, incidental or consequential damages, including, but not limited to, loss of revenues or profits, loss of use, cost of capital or damage to personal property, by reason of anything done or omitted to be done under or in connection with this Agreement, whether such act or omission constitutes a breach of this Agreement or results in another or different cause of action.

12. Subordination. Notwithstanding anything to the contrary in this Agreement and to the extent permitted by applicable law, RLJ agrees that any and all liens and lien rights and benefits (including enforcement rights) RLJ (or his permitted successors and assigns) may have under applicable law shall at all times be subordinate and junior to any and all liens, security interests, mortgages, deeds of trust and other encumbrances of any kind (on the Project and otherwise) in favor of any of the Company’s Lenders (“Lender Liens”), notwithstanding that such services may be or are commenced or done with respect to the Project prior to any Lender Liens being imposed upon or recorded against the Project or any of the Company’s assets and before expiration of the time fixed under applicable law for filing of mechanics and materialmen’s liens. RLJ shall, to extent permitted under applicable law, sign and deliver to the Company and the Company’s Lenders from time to time upon request by the Company or any of the Company’s Lenders: (i) written and recordable acknowledgments and restatements of the provisions of this Section 12 and the subordination described herein, and (ii) such affidavits, certificates, releases, indemnities, waivers and instruments (and in form and content) as the Company’s or the Company’s Lender’s title insurer shall require to allow such insurer to issue such title endorsements as the Company or the Company’s Lenders require (including insuring first priority of Lender Liens).

13. Notices.

(a) Any written notice, offer, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been given if personally delivered or mailed by certified mail, return receipt requested, or sent by overnight delivery, telex, telegram, or facsimile transmission to the following address:

If to the Company, to:

_____________________

_____________________

_____________________

With a copy to:

____________________

____________________

____________________

If to RLJ, to:

Robert L. Johnson, Chairman

The RLJ Companies

3 Bethesda Metro Center suite 1000

Bethesda, Maryland 20814

Fax: 301-280-7798

With a copy to:

H. Van Sinclair, President

The RLJ Companies

3 Bethesda Metro Center suite 1000

Bethesda, Maryland 20814

Fax: (301-280-7798)

(b) Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by certified mail, return receipt requested, or express delivery service shall be deemed to have been given on the date it is received. Notices sent by telex, telecopier, or facsimile transmission shall be effective upon confirmation of transmission. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

(c) Any party may change his address for purposes of this Agreement by giving written notice of such change to the other party in the manner hereinbefore provided for the giving of notice.

14. Section Headings. The Section headings in the Agreement are inserted for convenience and identification only and do not define or limit the scope, extent, or intent of this Agreement or any of the provisions hereof.

15. Construction. As appropriate in context, whenever the singular number is used herein, the same shall include the plural, and the neuter, masculine, and feminine genders shall include each other. The terms “include,” “includes,” “including,” and variations thereof shall be construed not as limiting in nature but as “include without limitation,” “includes without limitation,” “including without limitation,” etc. If any language is stricken or deleted from this Agreement, such language shall be deemed never to have appeared herein and no other implication shall be drawn therefrom. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

16. Severability. If any covenant, condition, term, or provision of this Agreement is found to be illegal, or if the application thereof to any person or any circumstance shall to any extent be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term, or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each covenant, condition, term, and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Governing Law. This Agreement has been executed in and shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, regardless of the choice or conflict of laws provisions of Pennsylvania or any other jurisdiction.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together, shall constitute one and the same Agreement.

19. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement cannot be changed, modified, or discharged orally but only by an agreement in writing. There are no representations, warranties, or agreements other than those set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein.

20. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the heirs, administrators, personal representatives, successors, and assigns of the respective parties hereto; provided, however, that neither party shall have any right to assign, transfer, alienate, encumber or hypothecate any of its rights or obligations hereunder without the express prior written consent of the other party, except that RLJ shall have the right to assign the financial benefits hereof and the Company hereby consents to such Assignment. Any attempted assignment in violation of this Section 19 shall be void and of no force and effect.

21. Arbitration. Any dispute hereunder shall be subject to arbitration in accordance with Section 12.13 of the Operating Agreement.

(Signatures appear on next page)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, to be effective as of the day and year first above written.

PNK (PA), LLC

By:
Name:
Title:

Robert L. Johnson